UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FRIENDLY ICE CREAM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Friendly Ice Cream Corporation (the “common stock”)

2)	Aggregate number of securities to which transaction applies:

8,176,121 shares of common stock (including 41,747 shares of common stock subject to vesting or performance awards, each of which will vest immediately prior to the consummation of the merger);

556,897 shares of common stock underlying options to purchase common stock, with a weighted average exercise price of $9.8505; and

60,000 restricted stock units representing shares of common stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 8,176,121 shares of common stock multiplied by the merger consideration of $15.50 per share, plus (B) $3,146,189.60, the amount expected to be paid upon cancellation of outstanding options, plus (C) $930,000, the amount expected to be paid upon cancellation of restricted stock units. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$130,806,065.10

5)	Total fee paid:

$4,015.75

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

FRIENDLY ICE CREAM CORPORATION

1855 Boston Road

Wilbraham, Massachusetts 01095

July 27, 2007

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Friendly Ice Cream Corporation to be held on August 29, 2007, at 10:00 a.m., local time. The special meeting will take place in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement, which we entered into on June 17, 2007, pursuant to which Friendly Ice Cream Corporation would be acquired by Freeze Operations Holding Corp., an affiliate of Sun Capital Partners, Inc. If the merger contemplated by the merger agreement is completed, each share of Friendly’s common stock issued and outstanding immediately prior to the merger, other than shares held in Friendly’s treasury and shares held by any wholly-owned subsidiary of Friendly’s, will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes, as more fully described in the enclosed proxy statement. In addition, upon consummation of the merger, Friendly’s will become a privately held, wholly-owned subsidiary of Freeze Operations Holding Corp.

Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Friendly’s and its shareholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to Friendly’s shareholders for their approval and resolved to recommend that Friendly’s shareholders approve the merger agreement. The Friendly’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Your vote is very important regardless of the number of shares of common stock that you own. The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote on the matter. Therefore, if you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to approve the merger agreement.

Certain shareholders, who collectively own approximately 48.5% of the outstanding shares of our common stock, have entered into stockholders agreements pursuant to which they have agreed, among other things, to vote in favor of the merger. In addition, a nominee of Freeze Operations Holding Corp. holds approximately 2.9% of our outstanding shares of common stock and has agreed to vote those shares as directed by Freeze Operations Holding Corp.

Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as practicable, the enclosed proxy card in the accompanying reply envelope or submit your proxy by telephone or the Internet in accordance with the instructions set forth on the enclosed proxy card. If you attend the special meeting and vote your shares in person, your vote by ballot will revoke any proxy previously submitted.

Thank you for your cooperation and continued support.

Very truly yours,

George M. Condos
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 27, 2007 and is first being mailed to shareholders on or about July 30, 2007.

FRIENDLY ICE CREAM CORPORATION

1855 Boston Road

Wilbraham, Massachusetts 01095

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 29, 2007

To the Shareholders of Friendly Ice Cream Corporation:

A special meeting of the shareholders of Friendly Ice Cream Corporation, a Massachusetts corporation (“Friendly’s,” “we” or “us”), will be held on August 29, 2007, in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, or the “merger agreement,” dated as of June 17, 2007, by and among Friendly’s, Freeze Operations Holdings Corp., a Delaware corporation (“Parent”), and Freeze Operations, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Sub”), as it may be amended from time to time.

2.	To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Sub will merge with and into Friendly’s, which we refer to as the “merger,” and each share of Friendly’s common stock, par value $0.01 per share, or the “common stock,” issued and outstanding immediately prior to the effective time of the merger, other than shares held in Friendly’s treasury and shares held by any wholly-owned subsidiary of Friendly’s, will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes.

Our board of directors has specified July 26, 2007 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. All shareholders of record of Friendly’s common stock at the close of business on the record date are entitled to notice of, to attend and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 8,176,121 shares of Friendly’s common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.

Our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Friendly’s and its shareholders, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, directed that merger agreement be submitted to Friendly’s shareholders for their approval and resolved to recommend that Friendly’s shareholders approve the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO APPROVE ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The Massachusetts Business Corporation Act does not entitle the holders of our common stock to seek appraisal of the fair value of their shares in connection with the merger.

Your vote is important. The approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, your failure to vote in person at the special meeting or to submit a signed proxy card or to submit your proxy by phone or Internet will have the same effect as a vote by you “AGAINST” the approval of the merger agreement. Any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies must be approved by the affirmative vote of holders of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement and “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Even if you plan to attend the special meeting in person, we recommend that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you become unable to attend. If you have Internet access, you can submit your vote via the Internet. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you hold your shares through a bank, broker or other custodian, you should follow the instructions for voting provided by your bank, broker or other custodian and, if you intend to vote your shares in person at the special meeting you must first obtain a legal proxy from such custodian. Your prompt attention is greatly appreciated.

By Order of the Board of Directors

Gregory A. Pastore, Esq.

Vice President, General

Counsel & Clerk

Wilbraham, Massachusetts

July 27, 2007

i

Page
Limited Remedies; Maximum Recovery	55
Fees and Expenses	55
Amendment of the Merger Agreement and Extension and Waiver	55
General Provisions	55

APPRAISAL RIGHTS	56

PROPOSAL NO. 2: ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING	57

Proposal for Adjournments or Postponements of the Special Meeting	57

MARKET PRICE OF FRIENDLY’S COMMON STOCK	58

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59

SUBMISSION OF SHAREHOLDER PROPOSALS	62

OTHER MATTERS	62

HOUSEHOLDING OF SPECIAL MEETING MATERIALS	62

WHERE YOU CAN FIND MORE INFORMATION	62

Annex A—Agreement and Plan of Merger, dated as of June 17, 2007, by and among Friendly Ice Cream Corporation, Freeze Operations Holding Corp. and Freeze Operations, Inc.

Annex B—Opinion of Goldman, Sachs & Co., dated as of June 17, 2007.

ii

SUMMARY

The following summary highlights only selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this proxy statement in its entirety, including the annexes and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Parties to the Merger (page 17)

Friendly Ice Cream Corporation

1855 Boston Road

Wilbraham, Massachusetts 01095

(413) 731-4000

Friendly Ice Cream Corporation, which we refer to as “Friendly’s,” “we” or “us,” is a Massachusetts corporation and a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 513 company and franchised restaurants, located in 16 states. Friendly’s also manufactures ice cream, which is distributed through more than 4,000 supermarkets and other retail locations.

Freeze Operations Holding Corp.

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

(561) 394-0550

Freeze Operations Holding Corp., which we refer to as “Parent,” is a Delaware corporation affiliated with Sun Capital Partners, Inc., which we refer to as “Sponsor.” Parent was formed solely for the purpose of acquiring Friendly’s and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Freeze Operations, Inc.

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

(561) 394-0550

Freeze Operations Inc., which we refer to as “Sub,” is a Massachusetts corporation and a wholly-owned subsidiary of Parent. Sub was formed solely for the purpose of facilitating Parent’s acquisition of Friendly’s and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (page 21)

Pursuant to the agreement and plan of merger, dated as of June 17, 2007, by and among Friendly’s, Parent and Sub, which we refer to as the “merger agreement,” on the closing date, Sub will be merged with and into Friendly’s with Friendly’s continuing as the surviving corporation and a wholly-owned subsidiary of Parent. We sometimes use the term “surviving corporation” in this proxy statement to refer to Friendly’s as the surviving corporation following the merger. As a result of the merger, Friendly’s will become a private company, controlled by an investment fund affiliated with the Sponsor, and our common stock will no longer be listed on the American Stock Exchange. In the merger, each share of Friendly’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger, other than shares held by us in treasury and shares held by any of our wholly-owned subsidiaries, will be cancelled and converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes. We refer to the $15.50 cash consideration to be received for each share of Friendly’s common stock in the merger as the “merger consideration.”

We are working toward completing the merger as quickly as possible, and we currently anticipate that it will be completed in the third quarter of 2007. However, we cannot predict the exact timing of the completion of the merger or whether the merger will be completed.

The Special Meeting (page 18)

Date, Time and Place

The special meeting of our shareholders will be held on August 29, 2007, in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095 at 10:00 a.m., local time.

Record Date, Notice and Quorum

Holders of record of common stock at the close of business on July 26, 2007, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 8,176,121 shares of common stock outstanding. Each share of outstanding common stock is entitled to one vote on each matter properly brought before the special meeting. A majority of the issued and outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

The Proposals

At the special meeting, you will be asked to vote upon proposals to (1) approve the merger agreement, (2) approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the special meeting to approve the merger agreement and (3) consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Required Vote

The approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote at the special meeting. Failure to vote your shares of common stock, including as a result of broker non-votes and abstentions, will have the same effect as voting against the proposal to approve the merger agreement.

The following Friendly’s shareholders, who collectively own approximately 48.5% of the outstanding shares of our common stock, have entered into stockholders agreements with Parent pursuant to which such shareholders have agreed, among other things, to vote in favor of approval of the merger agreement: Donald N. Smith (Chairman of the Friendly’s board of directors), The Lion Fund L.P., Biglari Capital Corp., Sardar Biglari, Western Sizzlin Corp. and Philip L. Cooley, S. Prestley Blake, Kevin Douglas and James E. Vinick. In addition, shares previously owned by The Lion Fund L.P. and Western Sizzlin Corp. and representing approximately 2.9% of our outstanding shares were sold by such shareholders to a nominee of Parent, which has agreed to vote the shares as directed by Parent.

In addition, the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and voting at the special meeting. Failure to vote your shares of common stock, including as a result of broker non-votes and abstentions, will have no effect on the proposal to approve any adjournments of the special meeting to solicit additional proxies.

Voting and Proxies

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail or by voting in person at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than 5 p.m., local time, on August 28, 2007, and if you intend to submit your proxy by mail it must be received by Friendly’s prior to the commencement of the special meeting.

If your shares of common stock are held in “street name” by your bank, broker or other custodian, you should instruct your bank, broker or other custodian as to how to vote such shares of common stock using the instructions provided by your bank, broker or other custodian. Additionally, if your shares of common stock are held in “street name” and you intend to vote your shares in person at the special meeting, you must first obtain a legal proxy from such bank, broker or other custodian. If you do not provide your bank, broker or other custodian with instructions, your shares of common stock will not be voted, which will have the same effect as a vote “AGAINST” the approval of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of common stock represented by such proxy card will be voted “FOR” the proposal to approve the merger agreement and “FOR” the adjournment or postponement proposal, if applicable.

Revocability of Proxy

Any shareholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares of common stock in your name as a shareholder of record, you may also revoke the proxy by notifying Friendly’s Corporate Clerk. Further, your proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone or the Internet, by voting a subsequent time by telephone or Internet.

In the event that you have instructed a broker, bank or other custodian to vote your shares of common stock, you have to follow the directions received from your broker, bank or other custodian and change those instructions in order to revoke your proxy.

Sale of Shares

If you held your shares of common stock on July 26, 2007, the record date for the special meeting, but transfer your shares prior to the effective time of the merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the merger consideration. The right to receive the merger consideration when the merger becomes effective will pass to the person who owns the shares of our common stock that you previously owned.

Solicitation of Proxies; Costs

Friendly’s will pay all expenses of this solicitation, including the cost of preparing and mailing this document. The proxies are being solicited by and on behalf of our board of directors. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for the special meeting for a fee of approximately $12,000.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,082,705 shares of common stock, entitling them to exercise approximately 13.2% of the voting power of common stock entitled to vote at the special meeting. All our directors and executive officers have informed us that they intend to vote the shares of common stock that they own “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to approve the merger agreement.

Treatment of Common Stock, Stock Options, Restricted Stock Units and Restricted Stock (page 33)

Common Stock

The merger agreement provides that, at the effective time of the merger, each share of common stock outstanding immediately prior to the effective time of the merger (other than shares held in our treasury and shares held by any of our wholly-owned subsidiaries) will be cancelled and converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes.

Stock Options

The merger agreement provides that each option to acquire common stock, which is outstanding at the effective time of the merger, whether vested or unvested, at the effective time of the merger, will be cancelled and converted into the right to receive a cash payment (without interest and less any applicable withholding taxes) equal to the product of:

•	the number of shares of common stock subject to such option (assuming full vesting of such option); and

•	an amount that is equal to the excess, if any, of $15.50 over the exercise price per share of such option.

Restricted Stock and Restricted Stock Units

Each share of common stock that is subject to vesting or other risks of forfeiture pursuant to awards under Friendly’s 2003 Incentive Plan (including restricted stock units which will be converted into restricted shares at the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions immediately prior to consummation of the merger and, at the effective time of the merger, will be cancelled and converted into the right to receive $15.50 in cash (without interest and less any applicable withholding taxes).

Recommendation of the Friendly’s Board of Directors (page 25)

Our board of directors has unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in our and our shareholders’ best interests;

•	adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	directed that the merger agreement be submitted to our shareholder for their approval; and

•

recommended that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to approve the merger agreement.

Opinion of Friendly’s Financial Advisor (page 27)

On June 17, 2007, Goldman, Sachs & Co. rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated June 17, 2007, to the board of directors of Friendly’s that, as of June 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the $15.50 per share in cash to be received by the holders of shares of common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated June 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Friendly’s board of directors in connection with its consideration of the proposed transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Friendly’s and Goldman Sachs, Friendly’s has agreed to pay Goldman Sachs a transaction fee of 1.35% of the aggregate consideration paid in the transaction, or approximately $5 million, the principal portion of which is contingent upon consummation of the transaction.

Financing (page 32)

Parent has received a commitment letter, dated June 17, 2007, from Sun Capital Partners IV, LP, an investment fund affiliated with Sponsor, pursuant to which, subject to the conditions contained therein, Sun Capital Partners IV, LP, has agreed to contribute, or cause to be contributed, $126.4 million in the aggregate to Parent in connection with the merger. In the commitment letter, Sun Capital Partners IV, LP has irrevocably and unconditionally guaranteed to us payment by Parent of the termination fee and certain other payment obligations of Parent and Sub under the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 33)

In considering the recommendation of our board of directors that you approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a shareholder, including the following:

•

our executive officers and directors will have their vested and unvested stock options and restricted shares (including restricted stock units converted into restricted shares at the effective time of the merger) canceled and cashed out in connection with the merger (as of the record date, our directors and executive officers held options to purchase 422,265 shares of common stock at a weighted average exercise price of $10.0717, 226,923 of which were unvested and held 101,747 shares of restricted stock (including restricted stock units converted into restricted shares of the effective time of the merger) representing 101,747 shares of common stock);

•	certain executive officers may receive payments and benefits under their respective change in control, separation and employment arrangements if the executive officer’s employment is terminated; and

•

the merger agreement also provides for post-merger indemnification arrangements for each of Friendly’s current and former directors and officers, as well as insurance coverage for his or her services to Friendly’s as a director or officer.

In addition, on February 25, 2003, S. Prestley Blake, who currently holds approximately 13% of our common stock, commenced a purported shareholder derivative action against Friendly’s Chairman, Donald Smith, and Friendly’s (as a nominal defendant) in Hampden Superior Court, Massachusetts. The suit alleges claims for breach of fiduciary duty and misappropriation of corporate assets, and seeks to compel Mr. Smith to reimburse Friendly’s for the alleged misappropriation.

In May 2006, Mr. Blake amended his suit to add as defendants current outside directors Michael J. Daly, Steven L. Ezzes and Burton J. Manning and former outside director Charles A. Ledsinger, Jr. On December 20, 2006, the Court dismissed all of Mr. Blake’s claims against the outside directors, finding that Mr. Blake failed to allege that the directors had breached their fiduciary duties.

The parties to the derivative lawsuit are currently negotiating a joint motion to stay the proceedings for a period of six months, or until such time as one or more parties move to modify or terminate the stay, or to dismiss the lawsuit. The motion is based on our announcement of the plan of merger, which will render the derivative action moot.

Restrictions on Solicitation of Other Offers (page 47)

The merger agreement restricts our ability to, among other things, solicit or participate in discussions or negotiations with any third parties regarding specified alternative transaction proposals involving us or our subsidiaries and our board of directors’ ability to change or withdraw its recommendation in favor of the merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreement, our board of directors may respond to certain unsolicited alternative transaction proposals or terminate the merger agreement or withdraw its recommendation in favor of the approval of the merger agreement if the failure to take any such action would be inconsistent with its fiduciary duties.

Conditions to the Merger (page 51)

Conditions to Each Party’s Obligation to Effect the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”, and the absence of any action instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of the merger, which action shall not have been withdrawn or terminated;

•

the absence of any statute, rule, regulation, executive order, decree, ruling, restraining order or preliminary or permanent injunction of any governmental entity which prohibits, restrains or enjoins consummation of the merger being in effect; and

•	approval of the merger agreement by the holders of two-thirds of the outstanding shares of our common stock.

Conditions to Friendly’s Obligation to Effect the Merger. The obligation of Friendly’s to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Parent’s and Sub’s performance, in all material respects, of their respective obligations under the merger agreement;

•

the representations and warranties of Parent and Sub in the merger agreement being true and correct in all respects when made and as of the effective time of the merger, except where any failure to be true and correct, interpreted without regard to any materiality or material adverse effect qualifications, would not, in the aggregate, reasonably be expected to prevent or materially delay consummation of the merger or otherwise materially adversely affect Parent’s ability to perform its obligations under the merger agreement; and

•	the receipt of a solvency opinion.

Conditions to Parent’s and Sub’s Obligation to Effect the Merger. The obligation of Parent and Sub to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our performance, in all material respects, of our obligations under the merger agreement;

•

our representations and warranties in the merger agreement concerning corporate authority being true and correct in all respects when made and as of the effective time of the merger, and our representations and warranties in the merger agreement concerning our capitalization (except for deviations of not more than 0.3% of the number of outstanding shares) being true and correct when made and as of the effective time of the merger; and

•

our other representations and warranties in the merger agreement being true and correct in all respects when made and as of the effective time of the merger, interpreted without regard to any materiality or material adverse effect qualifications, except where any failure of such representations and warranties to be true and correct, would not, in the aggregate, reasonably be expected to have a material adverse effect on Friendly’s.

Termination of the Merger Agreement (page 52)

The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

•	by mutual written consent of Parent and Friendly’s;

•	by either Parent or us if:

•

the merger has not occurred on or before December 17, 2007 (such date is referred to as the “outside date”); provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement has caused the merger to not have occurred prior to such date; and further provided that the outside date may be extended for a period not to exceed 45 days by either party if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not have expired or an action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of the merger and shall not have been withdrawn or terminated, and the extending party reasonably believes that the relevant regulatory approval will be obtained during the extension period;

•

any governmental entity has issued an order or taken any other action permanently prohibiting the merger and such order or action has become final and non-appealable; provided that this right will not be available to a party who has taken any action that caused it to be in material violation of any of its representations, warranties or covenants; or

•

the holders of two-thirds of the outstanding shares of our common stock have not voted to approve the merger agreement at the special meeting or at any adjournment or postponement thereof (such approval is referred to in this proxy statement as the “requisite shareholder approval”);

•	by Parent if:

•

we breach any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of the closing condition of Parent or Sub relating to our representations, warranties, covenants and agreements discussed above to be satisfied and such breach has not been cured, or is not capable of being cured, within a specified time period; or

•

our board of directors has withdrawn, or publicly proposed to withdraw, its recommendation that our shareholders vote to approve the merger agreement (such a withdrawal or proposed withdrawal is referred to as an “adverse recommendation change”), our board of directors recommends, or proposes publicly to recommend, an alternative transaction proposal or an acquisition agreement related thereto, our board of directors fails to reaffirm its recommendation in favor of approval of the merger agreement after the receipt from the Parent of a request for such reaffirmation or we knowingly and willfully breach any of our obligations in the merger agreement regarding not soliciting any alternative transaction proposals.

•	by us if:

•	prior to receipt of the requisite shareholder approval:

•

we receive an alternative transaction proposal that our board of directors determines in good faith (after consultation with its financial advisor) constitutes or is reasonably expected to lead to a superior proposal to the transactions contemplated by the merger agreement (including any changes to the terms of such transactions proposed by Parent); and

•

our board of directors has, after consultation with outside legal counsel, determined in good faith that failure to withdraw its recommendation of the merger agreement would be inconsistent with its fiduciary duties and does withdraw such recommendation; and

•

we have notified Parent of our intent to terminate the merger agreement or change our recommendation and have given Parent the opportunity to adjust the terms and conditions of the merger agreement; and

•	simultaneously with such termination, we pay Parent the termination fee described below; or

•

Parent or Sub have breached any of their respective representations, warranties, covenants or agreements contained in the merger agreement, which breach would give rise to the failure of one of our closing conditions relating to the representations, warranties, covenants or agreements of Parent or Sub to be satisfied and such breach has not been cured, or is not capable of being cured, within a specified time period.

Termination Fee and Expenses (page 55)

If the merger agreement is terminated under certain circumstances, we have agreed to pay Parent a termination fee equal to $5 million. In addition, if the merger agreement is terminated, we also have agreed to pay Parent’s expenses up to $4 million under certain circumstances, although we will not be required to pay in excess of $6.5 million in the aggregate for the termination fee and Parent expenses. Specifically, we will:

•

pay Parent a $5 million termination fee if Parent terminates the merger agreement because our board of directors shall have made an adverse recommendation change, our board of directors shall have recommended, or proposed publicly to recommend, an alternative transaction proposal or acquisition agreement related thereto, our board of directors shall have failed to reaffirm its recommendation in favor of approval of the merger agreement after the receipt from Parent of a request for such reaffirmation or we shall have knowingly and willfully breached any of our obligations in the merger agreement regarding not soliciting any alternative transaction proposals;

•	pay Parent a $5 million termination fee if Friendly’s terminates the merger agreement as a result of an adverse recommendation change in response to an alternative transaction proposal;

•

pay Parent a $5 million termination fee if the merger agreement is terminated by Parent or Friendly’s because the merger shall not have occurred on or before the outside date or the requisite shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof, or by Parent because Friendly’s shall have breached its representations, warranties, covenants or agreements contained in the merger agreement in such a manner that the closing condition related to such representations, warranties, covenants or agreements has not been satisfied and (i) an alternative transaction proposal shall have been made or communicated to Friendly’s or shall have been publicly announced or publicly made known to the shareholders of Friendly’s prior to such termination and (ii) within twelve months after such termination, Friendly’s shall have entered into a definitive agreement with respect to, or shall have consummated, an alternative transaction proposal;

•

pay Parent’s expenses up to $4 million if the merger agreement was terminated because the requisite shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof or because Friendly’s shall have breached its representations, warranties, covenants, or agreements contained in the merger agreement in such a manner that the closing condition related to such representations, warranties, covenants or agreements has not been satisfied; provided that if a termination fee is subsequently payable by Friendly’s to Parent, the termination fee shall be equal to the lesser of (i) $5 million or (ii) $6.5 million minus the expenses previously paid by Friendly’s to Parent;

•

pay Parent’s expenses up to $1.5 million if the merger agreement was terminated (i) because our board of directors shall have made an adverse recommendation change, our board of directors shall have recommended, or proposed publicly to recommend, an alternative transaction proposal or acquisition agreement related thereto, our board of directors shall have failed to reaffirm its recommendation in favor of approval of the merger agreement after the receipt from Parent of a request for such reaffirmation or we shall have breached any of our obligations in the merger agreement regarding not soliciting any alternative transaction proposals; or (ii) by us as a result of an adverse recommendation change in response to an alternative transaction proposal; and

•

pay Parent’s expenses up to $1.5 million if (i) the merger agreement was terminated because the merger has not occurred on or before the outside date and (ii) Parent subsequently becomes entitled to a receive a termination fee from Friendly’s.

Parent has agreed:

•

to pay us $5 million if we terminate the merger agreement as a result of Parent’s or Sub’s breach of its obligation to consummate the merger and all Parent’s conditions to the merger (including any conditions applicable to Parent and us) have been satisfied (such a fee is referred to as a “Parent termination fee”).

Limited Remedies; Maximum Recovery (page 55)

If the merger agreement is terminated and a termination fee becomes payable by us, the termination fee, Parent’s expenses and any interest that may accrue thereon are Parent’s and Sub’s exclusive remedy against us for any loss suffered as a result of the failure of the merger to be consummated. In addition, Parent and Sub can seek specific performance against us if the merger agreement has not been terminated.

If the merger agreement is terminated and a termination fee becomes payable by Parent, the termination fee is our exclusive remedy against Parent for any loss suffered as a result of the failure of the merger to be consummated. In all circumstances, Parent’s and Sub’s maximum liability under the merger agreement cannot exceed $5 million.

Regulatory Matters (page 39)

The obligation of the parties to consummate the merger is subject to the receipt of certain regulatory approvals under applicable law, including the expiration or earlier termination of the waiting period applicable to the consummation of the merger under the HSR Act. Effective July 16, 2007, the Federal Trade Commission and the Department of Justice granted early termination of the HSR Act waiting period.

Appraisal Rights (page 56)

Massachusetts law does not entitle the holders of shares of common stock to seek appraisal of the fair value of their shares in connection with the merger.

Material U.S. Federal Income Tax Consequences (page 39)

Generally, merger consideration paid to our shareholders will be taxable to our shareholders for U.S. federal income tax purposes. A holder of common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common stock surrendered. Any such gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the common stock for more than one year prior to the effective time of the merger. If the holder has held the common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. Each holder of common stock should consult the holder’s tax advisors as to the particular tax consequences of the merger to such holder.

Delisting and Deregistration of Our Common Stock (page 41)

If the merger is completed, shares of common stock will no longer be listed and traded on the American Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Market Price of Friendly’s Common Stock (page 58)

Our shares of common stock are traded on the American Stock Exchange under the ticker symbol “FRN.” On March 6, the last trading day prior to the date we announced we were exploring strategic alternatives, including a possible sale of the company, the closing price of our shares of common stock on the American Stock Exchange was $11.84 per share. On June 15, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of shares of our common stock on the American Stock Exchange was $14.33 per share. On July 26, 2007, the last trading day prior to the date of this proxy statement, the closing price of our shares of common stock on the American Stock Exchange was $15.29 per share. You are encouraged to obtain current market quotations for shares of common stock.

Additional Information

For additional information about the merger, assistance in submitting proxies or voting shares of common stock or additional copies of the proxy statement or enclosed proxy card, please contact: Deborah Burns, Senior Director Investor Relations, at 1-413-731-4124 or our proxy solicitor, Georgeson Inc., at 1-888-605-7596.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as Friendly’s shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, and the annexes, as well as the additional documents referred to or incorporated in this proxy statement, which you should read carefully in their entirety. See “Where You Can Find More Information.”

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Friendly’s by Parent. If the merger agreement is approved by our shareholders and the other closing conditions in the merger agreement are satisfied or waived, Sub will merge with and into us, which we refer to as the “merger.” We will be the surviving corporation and will be wholly-owned after the merger by Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all restricted shares and restricted stock units (but excluding shares held in our treasury and shares held by any of our wholly-owned subsidiaries), will be converted into the right to receive $15.50 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes. All outstanding stock options, whether vested or unvested, will be converted into the right to receive a cash payment at the effective time of the merger of an amount equal to the product of the number of shares of common stock underlying such option and an amount equal to the merger consideration less the exercise price for such option, without interest and subject to applicable withholding taxes.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held on August 29, 2007, in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095, at 10:00 a.m., local time.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. If our shareholders approve the merger agreement, and assuming that the other conditions to the merger are satisfied or waived, we believe that the merger will be completed in the third calendar quarter of this year. However, we cannot predict the exact timing of the completion of the merger or whether the merger will be completed.

Q:	Who can vote and attend the special meeting?

A:	Holders of record of outstanding shares of common stock as of the close of business on July 26, 2007, the record date for the special meeting, are entitled to receive notice of, to attend and to vote at the special meeting and any adjournments or postponements of the special meeting. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.

Q:	What vote of our shareholders is required to approve the merger agreement and to approve any adjournments or postponements of the special meeting?

A:	The affirmative vote of holders of two-thirds of the outstanding shares of common stock entitled to vote at the special meeting is required to approve the merger agreement. Approval of any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, requires the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and voting at the special meeting.

If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed by the affirmative vote of holders of a majority of the shares of common stock present in person or by proxy and voting at the special meeting. In addition, the proxies will have the power to adjourn or postpone the meeting for any other reason.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to approve the merger agreement, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to approve the merger agreement.

With respect to the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or, if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the vote on that proposal.

Q:	How does Friendly’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to approve the merger agreement.

Q:	How do I cast my vote if my shares of common stock are held of record?

A:	If you are a holder of record of common stock on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:	How do I cast my vote if my shares of common stock are held in “street name”?

A:	If you hold your shares of common stock in “street name” through a broker, bank or other custodian, your broker, bank or custodian will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction card from the broker, bank or other custodian that is the record holder of your shares and provide your broker, bank or other custodian with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or custodian. Additionally, if your shares of common stock are held in “street name” and you intend to vote your shares in person at the special meeting you must first obtain a legal proxy from such bank, broker or other custodian. The inability of your broker, bank or other custodian to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and will have no effect on the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other custodian, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	How will proxy holders vote my shares of common stock?

A:	If you properly authorize a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	If you held your shares of common stock on July 26, 2007, the record date for the special meeting, but transfer your shares prior to the effective time of the merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the merger consideration. The right to receive the merger consideration when the merger becomes effective will pass to the person who owns the shares of our common stock that you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own shares of common stock as a record holder on July 26, 2007, the record date for the special meeting, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by telephone or Internet at a later date than your previously authorized proxy, following the instructions that appear on the enclosed proxy card or by voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the bank, broker or other custodian that is the registered owner of the shares.

Q:	Should I send in my certificates representing shares of common stock now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange your shares of common stock for the merger consideration following the merger. DO NOT SEND ANY SHARES WITH YOUR PROXY.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	No. The Massachusetts Business Corporation Act does not entitle the holders of shares of common stock to seek appraisal of the fair value of their shares in connection with the merger.

Q:	What will happen to the common stock that I currently own after completion of the merger?

A:	Following completion of the merger, your shares of common stock will be canceled and will represent only the right to receive the merger consideration. Trading in the common stock on the American Stock Exchange will cease, and price quotations for the common stock will no longer be available following completion of the merger and the common stock will cease to be registered under the Exchange Act.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by Friendly’s shareholders or if the merger is not completed for any other reason, Friendly’s shareholders will not receive any payment for their shares in connection with the merger. Instead, Friendly’s will remain a public company, and the common stock will continue to be listed and traded on the American Stock Exchange and registered under the Exchange Act. Under specified circumstances, Friendly’s may be required to pay Parent a termination fee or reimburse Parent for its out-of-pocket expenses as described under “The Merger Agreement—Effects of Terminating the Merger Agreement.”

Q:	Have any shareholders already agreed to approve the merger?

A:

Yes. The following Friendly’s shareholders, who collectively own approximately 48.5% of the outstanding shares of our common stock, have entered into stockholders agreements with Parent pursuant to which such shareholders have agreed, among other things, to vote in favor of approval of the merger agreement: Donald N. Smith (Chairman of the Friendly’s board of directors), The Lion Fund L.P., Biglari Capital Corp., Sardar Biglari, Western Sizzlin Corp., Philip L. Cooley, S. Prestley Blake, Kevin Douglas and James E. Vinick. In addition, shares previously owned by The Lion Fund L.P. and Western Sizzlin Corp. and representing approximately 2.9% of our outstanding shares were sold by such shareholders to a nominee of Parent, which has agreed to vote the shares as directed by Parent.

Q:	Where can I find more information about Friendly’s?

A:	We file certain information with the United States Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.friendly.com. Information contained on our website is not part of, or incorporated into, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 62.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Friendly’s board of directors is soliciting your proxy on our behalf. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained Georgeson Inc. to assist us in the solicitation of proxies, and will pay approximately $12,000, plus reimbursement of out-of-pocket expenses, to Georgeson Inc. for its services. We also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, you should contact Deborah Burns, Senior Director Investor Relations, at 1-413-731-4124 or our proxy solicitor, Georgeson Inc., at 1-888-605-7596.

If you hold your shares through a broker, bank or other custodian, you also should call your broker, bank or other custodian for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement, including information appearing under “Financial Projections,” contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, without limitation:

•	the occurrence of any event, fact, condition, change, development or effect that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Friendly’s and others following announcement of entering into the merger agreement;

•

the inability to complete the merger due to the failure to obtain the requisite shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of regulatory approvals;

•	the failure of Parent or Sub to obtain the necessary financing set forth in the commitment letter received in connection with the proposed merger;

•	the effect of the announcement of the proposed merger on our relationships with customers, suppliers, vendors, franchisees and other business partners;

•	risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K.

All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revisions or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

All information contained in this proxy statement concerning Sponsor, Parent, Sub and their affiliates related to the merger has been supplied by Sponsor, Parent and Sub or their affiliates and has not been independently verified by us.

THE PARTIES TO THE MERGER

Friendly Ice Cream Corporation

1855 Boston Road

Wilbraham, Massachusetts 01095

(413) 731-4000

Friendly Ice Cream Corporation, which we refer to as “Friendly’s,” “we” or “us,” is a Massachusetts corporation and a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in 513 company and franchised restaurants, located in 16 states. Friendly’s also manufactures ice cream, which is distributed through more than 4,000 supermarkets and other retail locations.

Freeze Operations Holding Corp.

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

(561) 394-0550

Freeze Operations Holding Corp., which we refer to as “Parent,” is a Delaware corporation affiliated with Sun Capital Partners, Inc., which we refer to as “Sponsor.” Parent was formed solely for the purpose of acquiring Friendly’s and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Freeze Operations, Inc.

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

(561) 394-0550

Freeze Operations, Inc., which we refer to as “Sub,” is a Massachusetts corporation and a wholly-owned subsidiary of Parent. Sub was formed solely for the purpose of facilitating Parent’s acquisition of Friendly’s and has not carried on any business or activities to date, except activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by Friendly’s board of directors to be exercised at a special meeting to be held on August 29, 2007, in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095. The special meeting will take place at 10:00 a.m., local time.

The special meeting is being held for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, or the “merger agreement,” dated as of June 17, 2007, by and among Friendly’s, Freeze Operations Holdings Corp., a Delaware corporation (“Parent”), and Freeze Operations, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Sub”), as it may be amended from time to time.

2.	To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

3.	To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Sub will merge with and into Friendly’s, which we refer to as the “merger,” and each share of Friendly’s common stock, par value $0.01 per share, or the “common stock,” issued and outstanding immediately prior to the effective time of the merger, other than shares held in Friendly’s treasury and shares held by any wholly-owned subsidiary of Friendly’s, will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes.

Our Board’s Recommendation

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the special meeting to approve the merger agreement.

Record Date, Notice and Quorum

We have fixed the close of business on July 26, 2007 as the record date for the special meeting, and only holders of record of common stock on the record date are entitled to vote at the special meeting. On the record date, there were 8,176,121 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Both abstentions and “broker non-votes” will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, we currently expect that the special meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

You may vote “FOR” or “AGAINST”, or you may “ABSTAIN” from voting on, the proposal to approve the merger agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement.

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock entitled to vote at the special meeting. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Under the rules of the American Stock Exchange, banks, brokers and other custodians who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Therefore, while “broker non-votes” will be counted for the purpose of determining a quorum, because completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock, any “broker non-votes” will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Voting Agreements

At Parent’s request, the following Friendly’s shareholders, who collectively own approximately 48.5% of the outstanding shares of our common stock, have entered into stockholders agreements with Parent pursuant to which such shareholders have agreed, among other things, vote in favor of approval of the merger agreement: Donald N. Smith, Chairman of the Friendly’s board of directors, The Lion Fund L.P., Biglari Capital Corp., Sardar Biglari, Western Sizzlin Corp., Philip L. Cooley, S. Prestley Blake, Kevin Douglas and James E. Vinick. In addition, shares previously owned by The Lion Fund L.P. and Western Sizzlin Corp. and representing approximately 2.9% of our outstanding shares were sold by such shareholders to a nominee of Parent, which has agreed to vote the shares as directed by Parent.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting, or at any adjournments or postponements thereof, for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other custodian that you must follow in order to have your shares voted. Additionally, if your shares of common stock are held in street name and you intend to vote your shares in person at the special meeting, you must first obtain a legal proxy from such bank, broker or other custodian. If you do not instruct your broker, bank or custodian to vote your shares, it has the same effect as a vote against approval of the merger agreement.

Proxies received at any time before the special meeting that have not been revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record, by notifying our Corporate Clerk;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Friendly’s in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies will allow Friendly’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Sale of Shares

If you held your shares of common stock on July 26, 2007, the record date for the special meeting, but transfer your shares prior to the effective time of the merger, you will retain your right to vote at the special meeting; however, you will not have the right to receive the merger consideration. The right to receive the merger consideration when the merger becomes effective will pass to the person who owns the shares of our common stock that you previously owned.

Solicitation of Proxies; Costs

We will pay the costs of soliciting proxies for the special meeting. Our directors, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We also will request that individuals and entities holding common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained Georgeson Inc. to assist us in the solicitation of proxies, and will pay fees of approximately $12,000, plus reimbursement of out-of-pocket expenses, to Georgeson Inc. for their services. Our arrangement with Georgeson Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Common Stock Ownership of Directors and Executive Officers

As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of 1,082,705 shares of common stock, entitling them to exercise approximately 13.2% of the voting power of common stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock that they own “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the special meeting to approve the merger agreement.

Other Matters

Our board of directors does not know of any other business that will be presented at the special meeting or any adjournment or postponement thereof. If any other proposal comes up for a vote at the special meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, the proxy holders will vote your shares of common stock in accordance with their best judgment.

Questions and Additional Information

If you have more questions about the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Deborah Burns, Senior Director Investor Relations, at 1-413-731-4124 or Georgeson Inc., our proxy solicitor, at 1-888-605-7596.

PROPOSAL NO. 1: THE MERGER

Background of the Merger

From time to time, the board of directors of Friendly’s, together with its senior management team, reviews the company’s strategic position in the restaurant industry and the strategic direction of the company in light of market, economic, competitive and other conditions and developments. In connection with its strategic review, our board of directors decided to meet with representatives of Goldman, Sachs & Co., which had led a financing for Friendly’s in 2004 and maintained a relationship with the company, at a regularly scheduled board of directors meeting in February 2007.

At the regularly-scheduled meeting of our board of directors on February 28, 2007, at the request of our board of directors, representatives of Goldman Sachs reviewed with our board of directors the mergers and acquisitions, or M&A, market and the capital markets environment. In addition, Goldman Sachs reviewed the restaurant industry, generally, and discussed with the board of directors the significant recent M&A activity in the restaurant industry, as well as the types of parties that may be interested in acquisitions in the restaurant industry. During the presentation, the representatives of Goldman Sachs also discussed Friendly’s financial performance and compared its performance to that of its peers. Friendly’s senior management then discussed the status of Friendly’s financial plan for 2007, as well as its long-term financial plan.

Goldman Sachs then reviewed with the board of directors various potential strategic alternatives that the board of directors might explore to enhance shareholder value in light of Friendly’s business and operations, the restaurant industry generally, the competitive environment of the restaurant industry, the robust M&A market, the impact on Friendly’s of remaining a public company, including maintaining the status quo, issuing a cash dividend or initiating a share repurchase program, an equity offering and/or a sale of all or a portion of Friendly’s. The representatives of Goldman Sachs also summarized for the board of directors Goldman Sachs’ experience and qualifications in advising boards of directors considering strategic alternatives.

Based on the discussion, it was the view of the board of directors and the members of the senior management team in attendance that, given the robust M&A environment, particularly in the restaurant industry, and the strength of the capital markets, it was a good time to explore strategic alternatives available to the company, including a potential sale of the company.

The board of directors together with the members of the company’s senior management team in attendance, Goldman Sachs and Weil, Gotshal & Manges LLP, Friendly’s outside legal counsel, then discussed the benefits and detriments of publicly announcing that the board of directors was considering strategic alternatives available to the company. The board of directors decided, after careful consideration (including considering the risk of leaks, the potential obligation to update any disclosure, disruption to the company’s business and operations, uncertainty and the pending proposal of The Lion Fund, L.P., a Friendly’s shareholder, to nominate two directors to Friendly’s board of directors), to issue a press release at the appropriate time announcing that it was considering strategic alternatives and directed Weil, Gotshal & Manges to prepare an initial draft press release.

Following this discussion, representatives of Weil, Gotshal & Manges, reviewed with the directors their fiduciary duties to the company and its shareholders when considering strategic alternatives available to the company, including a potential sale of Friendly’s. After extensive discussion, the board of directors decided to formally engage Goldman Sachs to assist it in considering potential strategic alternatives available to the company to enhance shareholder value. In order for the process to be more efficient, the board of directors designated a committee of independent directors consisting of Messrs. Daly, Ezzes, Manning and Odak to work with Weil, Gotshal & Manges to formalize the relationship with Goldman Sachs and to finalize an engagement letter with Goldman Sachs. The board of directors also directed the members of senior management to generate both an updated 2007 financial plan and a long-term four-year financial plan supported by appropriate assumptions.

On March 2, 2007, our board of directors met telephonically. During the meeting, representatives of Weil, Gotshal & Manges reviewed with the board of directors the terms of Goldman Sachs’ engagement letter, including the scope of the engagement and the proposed fee structure. The board of directors provided Weil, Gotshal & Manges with guidance for addressing the open points in the engagement letter and requested that Messrs. Odak and Ezzes, together with Mr. Pastore, Friendly’s general counsel, and Weil, Gotshal & Manges finalize the engagement letter prior to any public announcement. The board of directors also discussed with Messrs. Condos, the chief executive officer and a director of Friendly’s, and Hoagland, Friendly’s chief financial officer, the company’s updated financial plan for 2007, as well as the assumptions underlying the plan. The Chairman of the board of directors directed Messrs. Condos and Hoagland to speak with each of the directors to confirm each director’s comfort with the 2007 financial plan and the underlying assumptions, as well as the assumptions underlying the company’s long-term four-year financial plan, which was still being developed. The board of directors and senior management again acknowledged that the development of a four-year financial plan was important to the sales process.

The representatives of Weil, Gotshal & Manges then reviewed with the board of directors a draft press release announcing that the board of directors was considering strategic alternatives to enhance shareholder value, which had been sent to all of the directors in advance of the meeting. After discussion, the board of directors unanimously approved the press release. However, the board of directors decided that, before making any announcement regarding its consideration of strategic alternatives, the board of directors and senior management would have to be comfortable with the updated 2007 financial plan and the four-year financial plan and the related assumptions. The board of directors directed Messrs. Condos, Hoagland and Smith, Friendly’s Chairman, to continue working with the members of the company’s senior management team to update the financial plans. The board of directors agreed that they would meet again to review the revised financial plans in advance of the issuance of any press release.

On March 5, 2007, the board of directors again met with members of the company’s senior management team and representatives of Goldman Sachs and Weil, Gotshal & Manges. Messrs. Condos, Hoagland and Smith reviewed in detail with the board of directors the company’s four-year financial plan and the revised financial plan for 2007, including the assumptions underlying the plans. Mr. Hoagland also compared the revised 2007 financial plan with the financial plan that was previously furnished to the board of directors. Following the presentation, the board of directors and the members of senior management in attendance confirmed that they were comfortable with the revised 2007 financial plan and the four-year financial plan, as well as the underlying assumptions, and believed that the plans were reasonable in light of the company’s historical performance and the challenges facing the company and the restaurant industry, in general. After extensive discussion, including discussion concerning the opportunities in the M&A market and the challenges facing Friendly’s business, the board of directors unanimously determined to consider the company’s strategic alternatives, including a potential sale of the company. The board of directors then authorized Messrs. Condos and Pastore to issue the press release, which they had reviewed and approved at their prior meeting, prior to the opening of the stock market on March 7, 2007.

On March 7, 2007, Friendly’s announced that it had retained Goldman Sachs, as financial advisor, and Weil, Gotshal & Manges, as legal advisor, to assist the board of directors in exploring strategic alternatives to enhance shareholder value, including a potential sale of the company.

Beginning on March 14, 2007, Goldman Sachs, on behalf of Friendly’s, made contact with approximately 100 potential strategic and financial buyers for Friendly’s. Approximately 65 potential buyers signed a confidentiality agreement and received a confidential offering memorandum and certain additional confidential information regarding Friendly’s.

On April 2, 2007, Goldman Sachs provided each of the potential buyers reviewing the offering memorandum with preliminary bid instructions, which provided that interested parties should submit non-binding indications of interest in acquiring Friendly’s by April 18, 2007. The instructions also provided that the indication of interest should include the total cash consideration to be paid, the potential buyer’s financing plan and the required due diligence necessary to submit a final bid.

On April 4, 2007, the board of directors met telephonically to discuss, among other things, the sale process and the timetable. Representatives of Goldman Sachs advised the board of directors that there was significant preliminary interest in exploring a potential acquisition of Friendly’s and that the timetable for receiving initial bids was on track. Goldman Sachs added that, although it had made contact with strategic buyers, it appeared that the most serious interest was coming from financial buyers.

On April 18, 2007, Friendly’s received six preliminary proposals to acquire the company with offer prices ranging from $14.00 to $20.50 per share, and received one proposal to acquire only Friendly’s ice cream manufacturing business. Each of the proposals was non-binding and subject to due diligence and securing financing.

On April 19, 2007, the board of directors met with members of the senior management team and representatives of Goldman Sachs and Weil, Gotshal & Manges to review the proposals and the status of the sale process. During the meeting, representatives of Goldman Sachs reviewed with the board of directors the status of the sales process and the timetable and the six preliminary bids to acquire Friendly’s, as well as the proposal to acquire only the company’s ice cream manufacturing business. Representatives of Goldman Sachs and Weil, Gotshal & Manges summarized the terms and conditions of the proposals and provided the board of directors with the backgrounds of each person who had submitted a proposal. The representatives of Goldman Sachs then reviewed with the board of directors certain parties that initially expressed interest and had conducted due diligence, but subsequently had withdrawn from the process and potential reasons for their withdrawal. Following extensive discussion, the board of directors authorized Goldman Sachs to permit all six potential buyers of the entire company to continue their due diligence of Friendly’s and to provide them with presentations given by Friendly’s management team. The board of directors also discussed with senior management and Goldman Sachs the potential sale of only the ice cream manufacturing business. The board of directors and the company’s senior management did not believe that the proposed sale of solely the ice cream manufacturing business would significantly enhance shareholder value.

Between April 20 and June 4, 2007, each of the six potential buyers continued their due diligence review of Friendly’s and attended presentations given by Friendly’s management during the weeks of April 30 and May 7, 2007.

On May 17, 2006, Goldman Sachs, on behalf of the company, sent each of the 6 potential buyers who were still engaged in the process a final bid instruction letter, which provided, among other things, that final bids, including all financing commitments, if necessary, and comments to the merger agreement and related transaction documents were due on June 7, 2007.

The independent members of our board of directors met on June 8, 2007 to review the two proposals that had been received on June 7, 2007, and to receive an update on the sale process. Representatives of Goldman Sachs first summarized for the board of directors the process that had been undertaken to date to solicit indications of interest in acquiring Friendly’s. These representatives then explained that they had received two proposals to acquire Friendly’s for $15.00 per share of common stock in cash, each with different terms and conditions for closing. The first proposal, from Sun Capital Partners Group IV, Inc. and its assigns (which we refer to as “Sun Capital”), was not subject to a financing contingency or due diligence. The Sun Capital proposal also included a marked-up merger agreement in a form that an affiliate of Sun Capital was willing to execute and indicated that, as a condition to signing the merger agreement, Sun Capital would require that certain significant Friendly’s shareholders execute customary shareholders agreements agreeing to support and vote in favor of a Sun Capital transaction. Representatives of Weil, Gotshal & Manges then summarized Sun Capital’s comments on the merger agreement and the terms and conditions of the other transaction documents submitted by Sun Capital, including the proposed shareholders agreements. Goldman Sachs also provided the board of directors with information regarding Sun Capital and its affiliates and certain of the transactions that affiliates of Sun Capital had recently consummated.

Following discussion regarding both proposals, the board of directors decided that they would proceed with the Sun Capital proposal in light of the conditionality of the other offer. The representatives of Goldman Sachs then reviewed with the board of directors all of the terms and conditions of Sun Capital’s proposal, including the financial aspects of the Sun Capital proposal as compared with Friendly’s financial plan. After extensive discussion, the board of directors decided that, if Sun Capital would increase its offer to $15.50 per share in cash, Friendly’s was prepared to begin negotiating the terms of a transaction with Sun Capital. Given Sun Capital’s insistence on the shareholders agreements, the board of directors and the representatives of Goldman Sachs and Weil, Gotshal & Manges then discussed whether and to what extent certain shareholders of Friendly’s would agree to support a Sun Capital transaction and the way in which Friendly’s should approach such shareholders. The board determined to proceed with conversations with such shareholders only if such shareholders agreed, in advance, to maintain the confidentiality of the information to be provided to them concerning the transaction. It was decided that, if Sun Capital increased its offer to $15.50 per share, then certain directors and/or members of Friendly’s senior management team would contact such shareholders.

Later that evening, Goldman Sachs advised the board of directors, senior management and Weil, Gotshal & Manges that Sun Capital agreed to increase its offer to $15.50 per share in cash; however, Sun Capital reiterated that, in order for it to move forward, certain significant Friendly’s shareholders had to agree to vote in favor of and support a Sun Capital transaction.

Between June 9 and June 17, 2007, representatives of Weil, Gotshal & Manges and Sun Capital’s outside legal advisors, Morgan, Lewis & Bockius LLP, negotiated the terms of the merger agreement and related transaction documents. In addition, members of our board of directors, senior management and our financial and legal advisors contacted certain Friendly’s shareholders and, once such shareholders agreed to maintain the confidentiality of the information to be provided, discussed the Sun Capital proposal and the condition that they would have to agree to vote in favor of and support a Sun Capital transaction.

From June 11 through June 14th, the board of directors met telephonically each day to receive an update from senior management and Friendly’s financial and legal advisors as to the status of negotiations with Parent and the Friendly’s shareholders who were being asked to agree to vote in favor of and support a Sun Capital transaction with Parent and to provide senior management and the company’s advisors with guidance for addressing the open issues.

On June 15, 2007, the board of directors again met telephonically. At that meeting, the representatives of Weil, Gotshal & Manges reviewed with the board of directors a summary of the terms and conditions of the then-current draft merger agreement and the other transaction documents, which had been sent to the directors in advance of the meeting, as well as the open points and the status of the negotiations with the Friendly’s shareholders who were being asked to vote in favor of and support a transaction with Parent.

From June 15 through June 17, 2007, Friendly’s and Parent and their respective representatives resolved the open points and finalized the merger agreement and the related transaction documents.

On June 17, 2007, our board of directors met telephonically with Friendly’s senior management, Goldman Sachs and Weil, Gotshal & Manges. The board first received an overview of the events that had transpired since the last meeting of the board from Messrs. Odak and Pastore and representatives of Weil, Gotshal & Manges and Goldman Sachs, including an update on the negotiations with Parent and certain of the Friendly’s shareholders who were being asked to vote in favor of and support a transaction with Parent. Representatives of Goldman Sachs then reviewed and discussed with the board of directors the financial aspects of the proposed transaction with Sun Capital and various financial analyses of the company and the proposed transaction with Sun Capital and Goldman Sachs then rendered to the board of directors its oral opinion, which was subsequently confirmed in writing, as described under “—Opinion of Friendly’s Financial Advisor,” that, as of June 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the $15.50 per share in cash to be received by holders of shares of Friendly’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. Representatives of Weil, Gotshal & Manages summarized for our directors the directors’ legal obligations in connection with their consideration of the proposed transaction, the proposed merger agreement, including its no-solicitation, termination and termination fee provisions and updated the board of directors on the status of the other documentation with respect to the potential transaction with Parent. Representatives of Weil, Gotshal & Manges also reviewed with the board of directors the timetable for making all required filings in connection with the proposed transaction with Parent, including the proxy statement and the HSR filing, as well as the likely timing of a closing.

Following discussions among the members of the board of directors, senior management and Friendly’s legal and financial advisors, including consideration of the factors described under “—Reasons for the Merger; Recommendation of the Company’s Board of Directors,” our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger are advisable and fair to, and in the best interests of, Friendly’s and its shareholders, adopted and declared advisable the merger agreement, directed that the merger agreement be submitted to our shareholders for their approval and resolved to recommend that the Company’s shareholders approve the merger agreement.

Following the June 17 meeting of our board of directors, the parties and their representatives finalized the definitive documentation and entered into the merger agreement and the related documents. During the afternoon on June 17, 2007, the parties issued a press release announcing that they had entered into the merger agreement.

Reasons for the Merger; Recommendation of the Friendly’s Board of Directors

At a meeting on June 17, 2007, the Friendly’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Friendly’s and its shareholders, adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, directed that the merger agreement be submitted to our shareholders for their approval and resolved to recommend that Friendly’s shareholders approve the merger agreement. In reaching the foregoing determination, Friendly’s board of directors consulted with our senior management, financial advisors and outside legal counsel, reviewed a significant amount of information and considered the following material factors:

•	the value of the cash consideration to be paid to Friendly’s shareholders upon consummation of the merger;

•

the current and historical market prices of common stock and the fact that the price of $15.50 per share represented an 8.2% premium over the closing price of the common stock on June 15, 2007, the last trading day prior to the announcement of the merger, and a 30.9% premium over the closing price on March 6, 2007, which was the day before Friendly’s announced it was exploring strategic alternatives;

•	the board of directors’ understanding of Friendly’s business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

•

the process leading to the announcement of the merger agreement, including the steps taken to foster competition and an orderly auction, and the board’s understanding, as a result of such process, of the level of interest of both potential strategic partners and private equity sponsors in a transaction with Friendly’s;

•	that discussions had been held with, and feedback received from, the multiple bidders as part of the sale process;

•	the board of directors’ understanding of the competitive landscape and its exploratory discussions with potential strategic partners;

•	the risk that another attractive acquisition transaction would not be available to Friendly’s if we declined this transaction;

•	financial analyses, information and perspectives provided to our board of directors by management and Goldman Sachs;

•

the opinion of Goldman Sachs that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the merger consideration to be received by the holders of common stock in the merger was fair from a financial point of view to such holders;

•	the proposed financial and other terms of the merger and the merger agreement;

•

the deal protection provisions contained in the merger agreement, including the termination fee and expenses reimbursement provisions and the fact that the board could, in certain circumstances, terminate the merger for a superior proposal;

•	the fact that the consideration to be paid to Friendly’s shareholders would be all cash, which provides liquidity and certainty to Friendly’s shareholders;

•

the fact that following completion of the merger Friendly’s shareholders will no longer have an ownership interest in Friendly’s and, thus, an opportunity to participate in the financial risks and rewards of Friendly’s business performance;

•	the contingencies to completion of the proposed merger, including the fact that completion of the merger requires regulatory approvals, as well as approval of the shareholders of Friendly’s;

•

the fact that the merger agreement is not subject to a financing condition, the board of directors’ understanding of the reputation and experience of Sponsor and its affiliates, the ability of Sun Capital Partners IV, LP to fully fund the payment of the merger consideration and the related fees and expenses, and the board of directors’ understanding of the proposed financing arrangements for the merger;

•	the experience and reputation of Sponsor and its affiliates in the restaurant industry;

•	the fact that receipt of the merger consideration will be taxable to U.S. shareholders of Friendly’s for U.S. federal income tax purposes; and

•

the potential risks and costs to us if the merger does not close, including the diversion of management and employee attention and potential effects on the relationships with our suppliers, vendors and other business partners.

In addition, the board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that may be considered to be different from, or are in addition to, their interests as shareholders of Friendly’s, as described in “Interests of our Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors relating to the merger agreement and the merger significantly outweighed the potential negative factors and the merger agreement and the merger were advisable and fair to, and in the best interests of, Friendly’s and its shareholders. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously adopted and declared advisable the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The Friendly’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” any adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Friendly’s that, as of June 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the $15.50 per share in cash to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Friendly’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Friendly’s for the five fiscal years ended December 31, 2006;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Friendly’s;

•	certain other communications from Friendly’s to its shareholders; and

•	certain internal financial analyses and forecasts for Friendly’s prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Friendly’s regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition and future prospects of Friendly’s. In addition, Goldman Sachs reviewed the reported price and trading activity for the common stock, compared certain financial and stock market information for Friendly’s with similar financial and stock market information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the restaurant industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it. In that regard, Goldman Sachs assumed, with the consent of Friendly’s board of directors, that the internal forecasts prepared by the management of Friendly’s have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Friendly’s. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Friendly’s or any of its subsidiaries and Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of Friendly’s or any of its subsidiaries. Goldman Sachs’ opinion does not express any opinion as to the impact of the transaction on the solvency or viability of Friendly’s or Parent or the ability of Friendly’s or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion does not address the underlying business decision of Friendly’s to engage in the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Friendly’s. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, June 17, 2007.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Friendly’s in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 8, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Friendly’s for the one-year period ended June 8, 2007. Goldman Sachs noted that during the one-year period ended June 8, 2007, Friendly’s common stock closed at a low of $7.46 and a high of $15.48. Goldman Sachs noted that the price per share to be paid to Friendly’s shareholders pursuant to the merger agreement represented:

•	a premium of 13.7% based on the June 8, 2007 market price of $13.63 per share;

•	a premium of 30.9% based on the March 6, 2007 market price of $11.84 per share, the last trading day before Friendly’s announcement that it was exploring strategic alternatives;

•	a premium of 49.2% based on the November 16, 2006 market price of $10.39, the day before an investor reported acquiring a 14.9% stake in Friendly’s; and

•	a premium of 100% based on the August 7, 2006 market price of $7.75 per share, the trading day on which an investor reported acquiring a 5.9% stake in Friendly’s.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain current and historical financial information for Friendly’s to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the casual dining restaurant industry:

Selected Companies	Enterprise Value / LTM EBITDA
Denny’s Corporation	7.4x
Frisch’s Restaurants, Inc.	6.8x
O’Charley’s Inc.	7.4x
Red Robin Gourmet Burgers, Inc.	9.6x
The Steak n Shake Company	7.9x
Applebee’s International, Inc.	9.9x
Bob Evans Farms, Inc.	8.5x
Brinker International, Inc.	8.0x
CBRL Group, Inc.	10.1x
Darden Restaurants, Inc.	9.6x
OSI Restaurant Partners, Inc.	10.5x
Ruby Tuesday, Inc.	7.5x
Friendly’s (based on closing price as of June 8, 2007)	7.5x
Friendly’s (based on closing price as of March 6, 2007)	7.1x

Although none of the selected companies is directly comparable to Friendly’s, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Friendly’s.

Goldman Sachs calculated and compared the enterprise value as a multiple of last twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, with respect to the selected companies, based on the latest publicly available financial statements and research estimates from International Brokers’ Estimate System, or IBES.

Selected Precedent Transactions Analysis. Goldman Sachs reviewed publicly available information for the following announced merger or acquisition transactions in the U.S. in the restaurant industry since February 2001. While none of the companies participating in the selected transactions are directly comparable to Friendly’s, the companies participating in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of Friendly’s. Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s publicly reported latest twelve months, or LTM, EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the enterprise value was calculated by adding the announced transaction price for the equity of the target company to the book value of the target company’s net debt based on public information available prior to the announcement of the applicable transaction. The following tables sets forth the transactions reviewed (listed by date announced, acquirer and target) and the enterprise value multiple of LTM EBITDA for each target, and the results of the analysis.

Date Announced	Acquirer	Target	Enterprise Value / EBITDA
22-Nov-06	MidOcean Partners	Sbarro**	8.1x
6-Nov-06	Bain, Catterton	Outback Steakhouse	10.5
31-Oct-06	Bruckman Rosser Sherill	Logan’s Roadhouse**	10.5
22-Aug-06	Sun Capital Partners	Real Mex**	6.2
18-Aug-06	Lone Star Funds	Lone Star Steakhouse	12.4
25-Jul-06	Buffets	Ryan’s	9.2
22-May-06	Briad Group	TGI Friday’s Franchisee**	8.7
13-Mar-06	Services Acquisition Corp	Jamba Juice**	13.9
17-Feb-06	Wellspring Capital	Checkers**	7.8
12-Dec-05	Newcastle Partners/Steel Partners	Fox & Hound Restaurant Group**	8.3
12-Dec-05	Bain, Carlyle, THLee	Dunkin’ Brands	13.3
19-Oct-05	Sun Capital Partners	Garden Fresh Restaurants**	6.6
11-Oct-05	Leonard Green	Claim Jumper**	12.5
28-Sep-05	Trimaran	El Pollo Loco**	11.4
6-Sep-05	Castle Harlan Inc.	Perkins**	6.6
27-Jun-05	Palladium Partners	Taco Bueno**	8.7
14-Jun-04	Bob Evans Farms	Mimi’s Café**	9.6
16-Apr-03	Starbucks	Seattle Coffee**	7.6
25-Jul-02	TPG, GS, Bain	Burger King	4.7
23-Jul-02	Castle Harlan Inc.	Morton’s**	9.6
12-Mar-02	Yum!	Yorkshire Global Restaurants**	7.1
21-Dec-01	Firenze	Quiznos**	8.7
8-Jun-01	Bruckmann Rosser Sherrill	McCormick & Schmick**	6.4
1-Jun-01	New World Coffee - Manhattan	Einstein/Noah Bagel Corp.**	6.4
28-Feb-01	Uno Management	Uno Restaurant Corp**	5.3
15-Feb-01	BancBoston Capital	VICORP Restaurants**	4.0
	All Selected Precedent Transactions
	Median		8.5x
	Selected Precedent Transactions < $500mm Median		8.1x

**	Target companies with an enterprise value of less than $500 million.

The $15.50 per share of Friendly’s common stock to be paid to holders of our common stock in this transaction implies an enterprise value as a multiple of the reported LTM EBITDA of 8.3.

Present Value of Future Stock Price Analysis. Goldman Sachs performed an illustrative analysis of the present value of the future stock price of Friendly’s, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price based on multiples of enterprise value to LTM EBITDA. For this analysis, Goldman Sachs used the financial projections for Friendly’s prepared by its management. Goldman Sachs first calculated implied per share values for the common stock for each of the fiscal years 2008 to 2011 by applying multiples of enterprise value to prior year EBITDA ranging from 6.5x to 7.5x to the estimates of 2007 to 2010 EBITDA prepared by Friendly’s management. Goldman Sachs then calculated present values of the implied per share future prices for the common stock in 2008 to 2011, using a discount rate of 13.0% based on estimates of Friendly’s cost of equity capital. This analysis resulted in a range of implied present value of $9.11 to $20.55 per share of the common stock.

Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis of Friendly’s using the management projections to determine a range of implied values per share of the common stock. All cash flows were discounted back to January 2007, and terminal values were based upon EBITDA multiples of estimated fiscal year 2010 EBITDA. Goldman Sachs used discount rates ranging from 10.0% to 12.0% and terminal value EBITDA multiples ranging from 6.5x to 7.5x estimated 2010 EBITDA. The analysis resulted in illustrative per share value indications ranging from $12.16 to $19.67 per share of the common stock.

Using the same set of projections, Goldman Sachs also performed a sensitivity analysis to analyze the effect of illustrative increases or decreases in annual sales growth and EBITDA margins. The analysis utilized (i) a range of EBITDA margin compounded annual growth rates of 1.4% to 6.9% from fiscal years 2006 to 2010, (ii) a range of compounded annual sales growth rates of 2.4% to 4.4% from fiscal years 2006 to 2010 and (iii) a discount rate of 11.0% and a 7.0x EBITDA terminal value in 2010. The EBITDA margin compounded annual growth rates of 1.4% to 6.9% from the fiscal years 2006 to 2010 implies a range of estimated EBITDA margin in 2010 of 8.6% to 10.6%, which is 1.5% lower and 0.5% higher than the estimated EBITDA margin in 2010 assumed in the management projections. The sales growth rates of 2.4% to 4.4% from fiscal years 2006 to 2010 represent a range of –1.5% to 0.5% change in the annual growth assumption of the management projections. This analysis resulted in illustrative per share value indications ranging from $7.23 to $18.79 per share of the common stock.

Leveraged Buyout Analysis. Goldman Sachs performed an illustrative analysis of the range of the price per share of the common stock that an acquiror would theoretically pay if Friendly’s were acquired in a leveraged buyout transaction that closed as of June 30, 2007. Assuming, among other things, (i) a sponsor targeted equity return range of 20% to 25%, (ii) a valuation of Friendly’s at the end of 2010 at a 7.0x EBITDA multiple, (iii) a range of EBITDA margin compounded annual growth rates of 1.4% to 6.9% and (iv) a range of sales compounded annual growth rates of 2.4% to 4.4% from years 2006 to 2010, this analysis resulted in per share value indications ranging from $7.56 to $17.38 per share of the common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Friendly’s or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the board of directors of Friendly’s as to the fairness from a financial point of view of the $15.50 per share in cash to be received by the holders of shares of the common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Friendly’s, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Friendly’s and Parent and was approved by Friendly’s board of directors. Goldman Sachs provided advice to Friendly’s board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Friendly’s or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Friendly’s board of directors was one of many factors taken into consideration by Friendly’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and transactions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Friendly’s in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided and is currently providing certain investment banking and other financial services to Friendly’s and its affiliates from time to time, including having acted as lead manager with respect to the high yield offering by Friendly’s of its 8.375% Senior Notes due 2012 (aggregate principal amount of $175,000,000) in March 2004. Goldman Sachs also has provided and is currently providing certain investment banking and other financial services to Sponsor and its affiliates and their respective portfolio companies from time to time, including having extended a bank loan to Mervyns, a portfolio company of an investment fund affiliated with Sponsor, in October 2004 and having acted as sole lead manager with respect to the high yield offering by Exopack LLC, a portfolio company of an investment fund affiliated with Sponsor, of its 11.25% Senior Notes due 2014 (aggregate principal amount of $220,000,000) in January 2006. Goldman Sachs may also provide investment banking and other services to Friendly’s and its affiliates and Sponsor and its affiliates and their respective portfolio companies in the future. In connection with the above-described investment banking and other financial services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Friendly’s and its affiliates and Sponsor and its affiliates and their respective portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Friendly’s and affiliates and portfolio companies of investment funds affiliated with Sponsor for their own account and for the accounts of their customers and may at any time hold long and short positions of these securities.

The board of directors of Friendly’s selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated March 6, 2007, the board of directors of Friendly’s engaged Goldman Sachs to act as its financial advisor to advise Friendly’s with respect to Friendly’s review of strategic alternatives. Pursuant to the terms of this engagement letter, Friendly’s has paid Goldman Sachs a fee of $750,000 payable upon execution of the merger agreement. Friendly’s has also agreed to pay Goldman Sachs a transaction fee of 1.35% of the aggregate consideration paid in the transaction, or approximately $5 million, which is payable upon consummation of the transaction and against which the $750,000 fee, to the extent paid, will be credited. In addition, Friendly’s has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Projections

In connection with Sponsor’s and other potential bidders’ review of Friendly’s described in “—Background of the Merger,” Friendly’s provided Sponsor, Goldman Sachs and other interested parties with various non-public financial projections for the years 2007 through 2010. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such projections were made available to Sponsor, Goldman Sachs and other interested parties as part of the Friendly’s strategic alternatives review process. The projections were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Friendly’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the projections and accordingly does not provide any form of assurance with respect to the projections. The financial projections were provided to Sponsor, Goldman Sachs and other interested parties included the following estimates of Friendly’s future financial performance:

	2006 (actual)	2007	2008	2009	2010
(in millions)
Revenue	$531.5	$554.8	$571.9	$593.7	$620.5
Adjusted EBITDA	$44.6	$48.0	$52.5	$56.8	$63.9

Friendly’s actual performance has been below the projected performance for 2007 used in preparing the above financial projections.

The projections are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The projections were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of Friendly’s. The risk that these uncertainties and contingencies will cause the assumptions to fail to prove accurate (including based on Friendly’s actual 2007 performance) is further increased due to the length of time in the future over which these assumptions were made. The assumptions in early periods have a compounding affect on the projections shown for the later periods. Thus, any failure of an assumption to prove accurate in an early period (including based on Friendly’s actual 2007 performance) would have a greater affect on the projected results failing to prove accurate in the later periods. The assumptions made by Friendly’s in preparing the projections included, but were not limited to, matters such as same store sales, Friendly’s operated restaurant growth, franchise restaurant growth and cost pressures.

Financing

Parent has received a commitment letter, dated June 17, 2007, from Sun Capital Partners IV, LP, an investment fund affiliated with the Sponsor, pursuant to which, subject to the conditions contained therein, Sun Capital Partners IV, LP, has agreed to contribute, or cause to be contributed, $126.4 million in the aggregate to Parent in connection with the merger. In the commitment letter, Sun Capital Partners IV, LP has irrevocably and unconditionally guaranteed to us payment by Parent of the termination fee and certain other payment obligations of Parent and Sub under the merger agreement.

Treatment of Common Stock, Stock Options, Restricted Stock Units and Restricted Stock

Common Stock

The merger agreement provides that, at the effective time of the merger, each share of common stock outstanding immediately prior to the effective time of the merger, other than shares held in our treasury or shares held by any of our wholly-owned subsidiaries, will be cancelled and converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes.

Stock Options

The merger agreement provides that each option to acquire common stock which is outstanding at the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of:

•	the number of shares of common stock subject to such option (assuming full vesting of such option); and

•	an amount that is equal to the excess, if any, of $15.50 over the exercise price per share of such option.

Restricted Stock and Restricted Stock Units

Each share of common stock that is subject to vesting or other risks of forfeiture pursuant to awards under Friendly’s 2003 Incentive Plan (including restricted stock units which will be converted into restricted shares at the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions immediately prior to the consummation of the merger and, at the effective time of the merger, will be cancelled and converted into the right to receive the merger consideration of $15.50 per share (without interest and less any applicable withholding taxes).

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you approve the merger, you should be aware that certain of our directors and executive officers may have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The Friendly’s board of directors was aware of these interests and considered them, among other matters, in reaching decisions to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that you vote in favor of approving the merger agreement.

Change in Control Agreements

We have entered into change in control agreements with the following executive officers: George M. Condos, President and Chief Executive Officer; Paul V. Hoagland, Executive Vice President of Administration and Chief Financial Officer; Kenneth D. Green, Senior Vice President Company Restaurant Operations; Gregory A. Pastore, Vice President and General Counsel; and Garrett J. Ulrich, Vice President, Human Resources. The change in control agreement with these executive officers may provide them with certain payments and benefits following completion of the merger.

The agreements for Messrs. Hoagland, Green, Pastore and Ulrich have a term of three years and automatically renew for successive one-year periods unless we notify the executive officer in writing that the agreement will not be renewed at least sixty days prior to expiration of the agreement. Under the agreements, in the event of a change in control (as defined in the agreements), if the employee is terminated within two years after the change of control (or is terminated in contemplation of a change of control which occurs within 3 months of such termination) for any reason other than (i) for cause or (ii) due to illness, injury or incapacity for a period of six months, or if the employee resigns within two years after the change of control for certain reasons specified in the agreements, then the employee is entitled to receive the following payments and benefits from us:

•

in the case of Mr. Hoagland, a lump sum cash payment equal to (i) the employee’s base compensation (defined as the sum of (x) the annualized base rate of salary as reported on Form W-2, together with any and all salary reduction authorized under any Friendly’s benefit plan, on the last day of the preceding calendar year, or if higher, the actual date of the change of control and (y) Mr. Hoagland’s average bonus for the preceding three calendar years) times two plus (ii) a pro-rata amount of the average of annual incentive bonuses received by the employee in the three fiscal years preceding his date of termination;

•

in the case of Messrs. Green, Pastore and Ulrich, salary continuation payments in an amount equal to each employee’s base compensation (defined as the sum of (x) the annualized base rate of salary as reported on Form W-2, together with any and all salary reduction authorized under any Friendly’s benefit plan, on the last day of the preceding calendar year, or if higher, the actual date of the change of control and (y) the employee’s average bonus for the preceding three calendar years), for a severance period ending two years from the termination date, and (ii) within 15 days after the termination date, the employee shall receive a pro-rated amount of the annual incentive bonus received by the employee in the three fiscal years preceding his date of termination;

•

continued benefits under the then-current health plan for the severance period specified in the employee’s agreement or a payment in cash in lieu of such coverage in an amount equal to the employee’s after-tax cost of continuing such coverage; and

•	during the severance period specified in the employee’s agreement, we agree to reimburse the employee for the cost of outplacement assistance services.

Mr. Condos’ change of control agreement has a term of one year, subject to extension under certain circumstances specified in the agreement. If, during the term of the agreement, Mr. Condos’ employment is terminated either involuntarily by us or voluntarily by Mr. Condos, within 60 days after a change of control (as defined in the agreement), or if his employment is terminated by Friendly’s in contemplation of a change in control that occurs within three months of his termination, then Mr. Condos is entitled to receive the following payments and benefits from us:

•

salary continuation payments in an aggregate amount equal to his annualized base compensation (defined as the base rate of pay (as reported on Form W-2) in effect on December 31, 2006 or the termination date, if greater);

•

if the termination occurs before December 30, 2007, a pro-rated amount of his target annual incentive bonus for the fiscal year ending December 30, 2007, or if the termination occurs after December 30, 2007 and prior to the expiration of the term of the agreement, then he would receive 100% of the amount of the annual incentive bonus he would have received, if any, pursuant to the terms of the 2007 annual incentive plan applicable to him;

•	continued benefits under the then-current health plan for two years or a payment in cash in lieu of such coverage in an amount equal to his after-tax cost of continuing such coverage; and

•	during the two year period after the termination date, Friendly’s agrees to reimburse Mr. Condos for the cost of outplacement assistance services.

If Mr. Condos is terminated by Friendly’s within 60 days after a change in control, he will be entitled to the benefits described above for a period of two years.

In the event that any payments received by the employee in connection with a change in control are subject to the excise tax imposed upon payments deemed to be contingent upon a change in control under federal tax laws, the agreements provide that Friendly’s independent public accounting firm immediately preceding the change in control

(or if such accounting firm declines to act, such other independent public accounting firm as agreed to by Friendly’s and the employee) shall compute the excise tax imposed on the employee and Friendly’s shall pay that amount to the employee to provide the employee with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax. The payments under the change in control agreements are in addition to and not in lieu of any payments or benefit due to the employee under any other plan, policy or program of Friendly’s, except that the employee is not entitled to receive any benefits under any other severance plan. The employee will also continue to be covered by any insurance policy providing indemnification rights for service as an officer or director and to all other rights to indemnification provided by Friendly’s.

In addition to the foregoing, in the event of a change of control, all then outstanding and unvested awards under the 2003 Incentive Plan held by the employee shall become fully vested. Awards under the 2003 Incentive Plan and long-term cumulative net income plan that are contingent on achievement of a performance objective will be determined and paid based upon a deemed achievement of the target performance objective in the year of the change of control. See “—2007 Long-Term Incentive Plan,” and “—Treatment of Stock Options” below.

Potential Termination/Change in Control Payments

The following table shows the total potential amount of the change in control payments and benefits that our executive officers are entitled to receive under their existing change of control agreements with us assuming (i) a change of control has occurred on September 1, 2007 and (ii) except as otherwise indicated in footnotes (2) and (3) below, the executive officer (x) is terminated by us within two years after the change of control for any reason other than for cause or due to illness, injury or incapacity for a period of 6 months, or (y) resigns within two years after the change of control for good reason. The amounts listed in the following table do not include the cash payments to be received by the executive officer for in-the-money stock options or the merger consideration to be paid for shares of restricted stock (including restricted stock units), which are described in the tables below under the headings “—Treatment of Stock Options” and “—Treatment of Restricted Shares”.

Executive	Severance Payment ($)(1)	Pro-rata Bonus ($)	Health Benefits ($)	2005-2007 Cumulative Net Income Plan ($)(2)	Total ($)
Condos(3)	950,000	237,175	47,648	—	1,234,823
Hoagland	835,979	40,737	47,648	164,000	1,088,364
Green	608,975	27,621	47,648	69,000	753,244
Pastore	471,573	15,969	47,648	69,000	604,191
Ulrich	548,732	19,417	47,648	80,000	695,797

(1)	Amount does not include tax gross-up payments for Messrs. Condos and Hoagland.

(2)

Pursuant to our long-term cumulative net income plan under the 2003 Incentive Plan for certain executive officers, our Compensation Committee sets annual target awards for participating executives. The annual target is based on our cumulative net income (calculated in accordance with generally accepted accounting principles) over a three year performance period. The target award for each executive officer is based on a percentage (ranging from 30% to 100%) of each officer’s base salary. Actual awards are generally determined after the end of the three-year performance period. In the event of a change of control, as provided under the 2003 Incentive Plan, the target award is deemed to be achieved. The amounts shown in this column represent the target award to be paid to each officer upon completion of the merger, whether or not the officer is terminated by us or resigns following a change of control.

(3)	Assumes Mr. Condos is terminated by Friendly’s within 60 days after a change in control.

Chief Executive Officer Employment Agreement

Pursuant to our employment agreement dated January 8, 2007 with George M. Condos, our President and Chief Executive Officer, Mr. Condos receives an annual base salary equal to $475,000 for 2007.

As a material inducement to his employment, on January 8, 2007, we granted Mr. Condos options to purchase an aggregate of 75,000 shares of common stock, at an exercise price of $11.80 per share. The exercise price is equal to the closing price of common stock on the American Stock Exchange on January 8, 2007. The stock options, which vest in three equal annual installments, subject to accelerated vesting in the event of a change of control, were granted outside of any of the equity incentive plans or shares reserved for issuance under any such equity incentive plans, pursuant to an exemption from shareholder approval as provided for in the rules of the American Stock Exchange Company Guide. The stock options expire five years after the date of grant. Mr. Condos’ stock options will be cashed out upon completion of the merger. See “—Treatment of Stock Options.”

Mr. Condos also participates in the annual incentive plan (the “AIP Plan”) and long-term incentive plan for executive officers. Under the AIP Plan, Mr. Condos is eligible to receive a bonus targeted at 75% of his base salary (“bonus target”). Mr. Condos may receive up to a maximum of 150% of his bonus target if certain levels of EBITDA are achieved and he is employed at the time of payout expected in the first quarter of 2008. A minimum bonus of $267,188 is guaranteed for fiscal 2007. Under the long-term incentive plan, Mr. Condos is eligible to receive an initial award based on 100% of his base salary, one-third of which was paid on March 8, 2007 in stock options to purchase 27,026 shares of the common stock at an exercise price of $14.50 per share, and the remaining two-thirds of which will be paid in restricted stock based upon the achievement of specified EBITDA targets for fiscal 2007 established by the Compensation Committee. The stock options and restricted stock would vest 25% in 2008 and the remaining 75% in three equal annual installments therefrom. All stock options will be cashed out upon completion of the merger. See “—Treatment of Stock Options” below. In addition, upon completion of the merger, the target EBITDA for fiscal 2007 will be deemed to have been achieved upon completion of the merger; and Mr. Condos will be issued shares of restricted stock in accordance with the terms of the long-term incentive plan, which will be entitled to the merger consideration. See “—2007 Long-Term Incentive Plan” and “—Treatment of Restricted Shares.”

In connection with Mr. Condos’ employment, we entered into a separation agreement which provides that if we terminate Mr. Condos for any reason other than cause (as defined in his separation agreement), we will pay Mr. Condos salary continuation payments in an amount equal to his annualized base salary for a period of one year. Additional benefits include participation in other benefit plans (including group medical, dental, health and dependent care spending accounts), an allowance of $2,500 per month for fiscal 2007 in lieu of relocation payments, financial planning services, and the use of an automobile leased by us.

2007 Long-Term Incentive Plan

On February 28, 2007, our Compensation Committee approved a long-term incentive plan for fiscal 2007 under Friendly’s 2003 Incentive Plan, pursuant to which the Compensation Committee established target EBITDA levels for Friendly’s for fiscal 2007 and target awards for each executive officer based on a percentage (ranging from 50% to 100%) of each officer’s base salary. The actual awards for each officer are payable in shares of restricted stock (representing approximately two-thirds of the value of the target award) and stock options to purchase shares of common stock (representing approximately one-third of the value of the target award).

With respect to the potential restricted stock awards, our Compensation Committee approved the issuance of restricted stock unit award agreements (the “Restricted Stock Units Award Agreements”) for each of the officers, pursuant to which each officer is eligible to receive a certain number of shares of restricted common stock of Friendly’s calculated in accordance with the terms of the officer’s individual Restricted Stock Unit Award Agreement. If Friendly’s meets or exceeds a certain threshold EBITDA for fiscal 2007 (the “2007 Threshold EBITDA”), then the officer will receive an award payable in shares of restricted common stock having a value determined based on Friendly’s actual EBITDA for fiscal 2007 compared to projected EBITDA for fiscal 2007 and the percentage (ranging from 50% to 150%) of the officer’s target award applicable to those results (the “2007 Award Value”). As a result of the change of control in connection with the merger, as provided under the

2003 Incentive Plan, the 2007 Threshold EBITDA shall be deemed to have been achieved and the 2007 Award Value shall be deemed to be equal to the target EBITDA for fiscal 2007. The number of shares of common stock to be issued to the officer, will be calculated by dividing the 2007 Award Value by 90% of the closing price of the common stock on the date of grant (the last trading day immediately prior to the closing of the merger) as reported by the American Stock Exchange. In lieu of restricted stock, and in connection with the completion of the merger, Ms. Florence Tassinari will receive a cash award of $43,050 pursuant to the 2007 long-term incentive plan. See “—Treatment of Restricted Shares” below.

Treatment of Stock Options

All outstanding stock options granted under Friendly’s equity incentive plans and director plans will become fully vested upon consummation of the merger.

Upon consummation of the merger, the outstanding stock options to purchase common stock will be cancelled in exchange for an amount of cash equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $15.50 over the exercise price per share of such option. The merger agreement provides that Parent and each holder of a Friendly’s stock option may agree that such holder’s stock options will be treated in a different manner.

The table set forth below shows the aggregate number of Friendly’s stock options that as of June 26, 2007 are outstanding, as well as the number of Friendly’s stock options as of such date that will become vested upon the closing of the merger (assuming the merger closes on such date).

Name	Aggregate Number of Shares Subject to Stock Options	Weighted Average Exercise Price of All Stock Options	Number of Shares Subject to Unvested Options	Weighted Average Exercise Price of Unvested Options	Cash Payment to be Received for All Stock Options
Directors
Daly, Michael J.	28,400	$9.0818	8,000	$10.3100	$189,308.00
Ezzes, Steven L.	33,900	$9.2147	10,000	$10.2900	$220,102.50
Manning, Burton J.	30,150	$9.3659	6,000	$10.3433	$194,317.50
Odak, Perry	13,000	$9.7008	8,000	$10.0175	$75,390.00
Smith, Donald N.	10,000	$10.1300	8,000	$10.2100	$53,700.00

Executive Officers
Condos, George M.	102,026	$12.5152	102,026	$12.5152	$304,526.00
Green, Kenneth D.	25,570	$10.1635	17,401	$10.9453	$136,454.00
Hoagland, Paul V.	81,007	$9.6037	35,347	$10.7819	$477,641.00
Pastore, Gregory A.	39,524	$11.0692	14,900	$10.7964	$175,121.00
Ulrich, Garrett J.	58,688	$7.1671	17,249	$10.7968	$489,043.00

Total	422,265	$10.0717	226,923	$11.4788	$2,315,603.00

Treatment of Restricted Shares

Under the merger agreement, unless otherwise agreed by the holder thereof, upon completion of the merger each share of common stock subject to restrictions shall become vested and entitled to receive the merger consideration. The table below sets forth the number of restricted shares of common stock (including restricted stock units which will be converted into restricted shares at the effective time of the merger) held by directors and executive officers of Friendly’s that will become vested immediately prior to completion of the merger and the consideration to be received by the holder thereof.

Name	Shares of Friendly’s Restricted Stock(1)(2)	Cash Payment to be Received for Shares of Friendly’s Restricted Stock
Directors
Daly, Michael J.	12,000	$186,000.00
Ezzes, Steven L.	12,000	$186,000.00
Manning, Burton J.	12,000	$186,000.00
Odak, Perry	12,000	$186,000.00
Smith, Donald N.	12,000	$186,000.00

Executive Officers
Condos, George M.	22,813	$353,601.50
Green, Kenneth D.	14,769	$228,919.50
Hoagland, Paul V.	29,464	$456,692.00
Pastore, Gregory A.	12,420	$192,510.00
Ulrich, Garrett J.	14,378	$222,859.00

Total	153,844	$2,384,582.00

(1)	Includes 60,000 restricted stock units granted to members of the board of directors to be converted into shares of restricted stock at the effective time of the merger.
(2)

Includes 22,813, 6,315, 11,995, 5,086 and 5,888 shares to be issued to Messrs. Condos, Green, Hoagland, Pastore and Ulrich, respectively, in accordance the terms of each officer’s Restricted Stock Unit Award Agreement dated February 28, 2007 and assuming a closing price of our common stock on the last trading day immediately prior to the closing of the merger equal to $15.50 per share. See also “—2007 Long-Term Incentive Plan.”

Indemnification Under the Merger Agreement

The merger agreement provides that Parent and the surviving corporation will maintain Friendly’s existing indemnification provisions with respect to present and former directors and officers of Friendly’s and its subsidiaries under applicable law, Friendly’s constituent documents and existing indemnification agreements for a period of not less than six years after the effective time of the merger.

The merger agreement provides that Parent or the surviving corporation will purchase a single payment, run-off policy of directors’ and officers’ liability insurance coverage for Friendly’s current directors and officers for a period of six years after the effective time of the merger in an amount and scope at least as favorable in the aggregate as the directors’ and officers’ liability insurance in effect on the date of the merger agreement (although the surviving corporation will not be required to expend more than an amount equal to 300% of the annual premiums currently paid by Friendly’s on the premium for such run-off policy).

Continuation of Benefits Under Employee Benefit Plans

Among other things, the merger agreement provides that for a period of one year after the effective time of the merger, Parent or the surviving corporation will provide all persons who continue as employees of Friendly’s or its subsidiaries, with (i) at least the same level of base salary and wages and (ii) employee benefits which are comparable in the aggregate to those currently provided to such persons immediately prior to the effective time of the merger.

See “The Merger Agreement—Employee Matters” for a more complete description of the terms of the merger agreement relating to employee benefit matters.

New Employment Arrangements; Equity Rollover

As of the date of this proxy statement, none of our executive officers has entered into any arrangement, agreement or understanding with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Certain Relationship between Parent and Friendly’s

There are no material relationships between Parent and Sub or any of their respective affiliates, on the one hand, and Friendly’s or any of our affiliates, on the other hand, other than in respect of the merger agreement.

Shareholder Derivative Action

In addition, on February 25, 2003, S. Prestley Blake, who currently holds approximately 13% of our common stock, commenced a purported shareholder derivative action against Friendly’s Chairman, Donald Smith, and Friendly’s (as a nominal defendant) in Hampden Superior Court, Massachusetts. The suit alleges claims for breach of fiduciary duty and misappropriation of corporate assets, and seeks to compel Mr. Smith to reimburse Friendly’s for the alleged misappropriation.

In May 2006, Mr. Blake amended his suit to add as defendants current outside directors Michael J. Daly, Steven L. Ezzes and Burton J. Manning and former outside director Charles A. Ledsinger, Jr. On December 20, 2006, the Court dismissed all of Mr. Blake’s claims against the outside directors, finding that Mr. Blake failed to allege that the directors had breached their fiduciary duties.

The parties to the derivative lawsuit are currently negotiating a joint motion to stay the proceedings for a period of six months, or until such time as one or more parties move to modify or terminate the stay, or to dismiss the lawsuit. The motion is based on our announcement of the plan of merger, which will render the derivative action moot.

Regulatory Matters

The obligation of the parties to consummate the merger is subject to the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act. On June 29, 2007, we and Parent each filed a premerger notification and report form under the HSR Act with the Federal Trade Commission and the Department of Justice and requested an early termination of the waiting period. Effective July 16, 2007, the Federal Trade Commission and the Department of Justice granted early termination of the HSR Act waiting period.

Material United States Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold shares of common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder of common stock in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, partnerships and other pass-through entities, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, broker-dealers, holders who hold shares of common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of common stock and one or more investments, and persons who acquired shares of common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders of common stock are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

As used in this summary, a “U.S. holder” includes:

•	an individual U.S. citizen or resident alien;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. or (ii) that has elected to be treated as a United States person under applicable U.S. federal income tax law.

A non-U.S. holder is any beneficial owner of common stock who is not a U.S. holder or a partnership for U.S. federal income tax purposes. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of shares of common stock that are partnerships (as well as partners in these partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of such shares in the merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Merger to U.S. Holders

Effect of the Merger

The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are exchanged for cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (a block being a number of shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 1 year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

U.S. federal income tax law requires that a U.S. holder of shares of common stock provide the paying agent with a properly executed Internal Revenue Service Form W-9, including the appropriate certifications in order to avoid backup withholding and such holders correct taxpayer identification number, (in the case of a U.S. holder who is an individual, a social security number) or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. holder will be subject to backup withholding on any reportable payment (currently at a rate of 28%). Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

Delisting and Deregistration of Friendly’s Common Stock

If the merger is completed, the common stock will no longer be listed or traded on the American Stock Exchange and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of certain of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Exhibit A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

The merger agreement and this summary have been included to provide you with information regarding the terms of the merger agreement. Neither is intended to provide any factual information about the Company. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger and are solely for the benefit of the parties thereto.

The merger agreement contains representations and warranties that Friendly’s, Parent and Sub made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws and matters disclosed to Parent in disclosure schedules.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the Massachusetts Business Corporation Act, Sub will merge with and into Friendly’s and the separate corporate existence of Sub will cease. Friendly’s will be the surviving corporation in the merger. The articles of organization of Friendly’s will be amended at the effective time of the merger to be in the form of the articles of organization annexed to the merger agreement. The by-laws of Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation.

The directors of Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Friendly’s immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Consideration to be Received Pursuant to the Merger; Treatment of Equity Awards

The merger agreement provides that, as of the effective time of the merger:

•

each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury and shares held by any of our wholly-owned subsidiaries) will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes, and will be automatically cancelled and retired and will cease to exist and each certificate that immediately prior to the effective time of the merger represented such shares of common stock shall, after the effective time of the merger, only represent the right to receive the merger consideration;

•

each share of common stock issued and outstanding immediately prior to the effective time that is held in our treasury or is held by any of our wholly-owned subsidiaries will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for it; and

•

each share of common stock of Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one newly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Each option to acquire a share of common stock, which is outstanding as of the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest and less any applicable tax withholdings) equal to the product of:

•	the number of shares of common stock subject to such option (assuming full vesting of such option); and

•	an amount that is equal to the excess, if any, of $15.50 over the exercise price per share of such option.

Each share of common stock that is subject to vesting or other risks of forfeiture pursuant to awards under Friendly’s 2003 Incentive Plan (including restricted stock units which will be converted into restricted shares at the effective time of the merger) that is outstanding immediately prior to the effective time of the merger will vest and become free of all restrictions immediately prior to consummation of the merger and, at the effective time of the merger, will be cancelled and converted into the right to receive $15.50 in cash (without interest and less any applicable withholding taxes).

Payment for Friendly’s Common Stock in the Merger

Prior to the effective time of the merger, Parent will select a paying agent reasonably satisfactory to Friendly’s. At or prior to the effective time of the merger, Parent will deposit (or at the effective time of the merger Parent will cause surviving corporation to deposit) with the paying agent sufficient cash to pay the Friendly’s shareholders, optionholders and holders of restricted shares (including restricted stock units) the amounts they are entitled to receive under the merger agreement.

As promptly as practicable after the effective time of the merger, the paying agent will mail (and make available for collection by hand) to each record holder of common stock (including holders of restricted shares or restricted stock units) and each optionholder a letter of transmittal and instructions for use in effecting the surrender of their shares of common stock in exchange for the merger consideration and, in the case of optionholders, for use in obtaining the consideration for such options. You should not send in your shares of common stock until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a share, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed shares.

The paying agent will pay your merger consideration to you after, in the case of shareholders, you have surrendered your shares (or affidavits of loss in lieu thereof) and in case of shareholders and optionholders, returned a duly executed letter of transmittal and any other documents as may reasonably be required by the paying agent. Interest will not be paid or accrued in respect of cash payments of merger consideration. Parent, the surviving corporation and the paying agent may reduce the amount of any merger consideration paid to you by any applicable taxes.

Representations and Warranties

Friendly’s has made certain customary representations and warranties in the merger agreement to Parent and Sub that are subject in some cases to specified exceptions and qualifications. Friendly’s representations and warranties relate to, among other things:

•	corporate organization and valid existence, power to conduct business, qualification and good standing;

•	ownership of our subsidiaries;

•	capital structure;

•

corporate authority to enter into and carry out the obligations under the merger agreement (subject to shareholder approval of the merger agreement), enforceability of the merger agreement and the adoption and recommendation of the merger agreement by our board;

•	governmental and third party consents for the merger;

•	absence of a breach of our articles of organization, by-laws, contracts, or any laws or the creation of any liens or payment obligations as a result of the merger;

•	inapplicability of state anti-takeover statutes and Friendly’s rights agreement;

•	our financial statements;

•	compliance of documents filed by us with the SEC with applicable requirements, the accuracy and completeness of the information in those documents and compliance with applicable SEC requirements;

•	absence of certain changes since December 31, 2006;

•	litigation;

•	absence of undisclosed liabilities;

•	tax matters;

•	real and personal property;

•	insurance;

•	accuracy and completeness of the information supplied by us for use in this proxy statement;

•	brokers’ and other transaction fees;

•	employee benefit plans and labor matters;

•	intellectual property;

•	material contracts;

•	compliance with applicable laws and regulations;

•	permits that are necessary to the businesses of Friendly’s and its subsidiaries;

•	environmental matters;

•	the opinion of Friendly’s financial advisor;

•	affiliate transactions; and

•	franchise matters.

Certain aspects of the representations and warranties of Friendly’s are qualified by the concept of “company material adverse effect.” For the purposes of the merger agreement, a “company material adverse effect” means any event, occurrence, fact condition, change, development, or effect (an “Effect”) that, when considered either individually or in the aggregate together with all other Effects is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Friendly’s and its subsidiaries taken as a whole.

Notwithstanding the foregoing, in no event shall any of the following Effects be deemed to constitute, or be taken into account in determining whether there has been, a “company material adverse effect” unless such Effects (other than the Effects described in the last two bullet points below) do not disproportionately affect Friendly’s relative to others in the restaurant or retail industries:

•	general economic conditions or changes therein;

•	financial or security market fluctuations or conditions;

•	changes in or events affecting the restaurant or retail industries generally;

•	any change in the United States generally acceptable accounting principles or applicable laws;

•

the announcement or pendency of the merger agreement and the transactions contemplated thereby (including losses or threatened losses of relationships of Friendly’s with customers, distributors, suppliers or franchisees to the extent due to such announcement or pendency);

•	changes in the market price or trading volume of the common stock on the American Stock Exchange (but not the underlying facts giving rise or contributing to such changes);

•	any failure by Friendly’s to meet internal or published estimates of revenues, earnings or other financial projections (but not the underlying facts giving rise or contributing to such failure);

•	natural disasters;

•	national or international political conditions;

•	availability or cost of financing to Parent or Sub; or

•	any litigation arising from or relating to the merger agreement or the transactions contemplated thereby.

Parent and Sub have each made certain representations and warranties in the merger agreement to Friendly’s that are subject, in some cases, to specified exceptions and qualifications. Parent’s and Sub’s representations and warranties relate to, among other things:

•	corporate organization and valid existence, power to conduct business, qualification and good standing;

•	the operations of Parent and Sub;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	governmental and third party consents for the merger;

•	absence of a breach of Parent’s or Sub’s organizational documents, contracts, or any laws or the creation of any liens or payment obligations as a result of the merger;

•	accuracy and completeness of the information supplied by them for use in this proxy statement;

•	brokers’ and other transaction fees;

•	litigation;

•	availability of financing to pay the aggregate merger consideration;

•	ownership of our common stock or rights to acquire our common stock;

•	ownership of interests in Friendly’s competitors; and

•	absence of agreements with Friendly’s officers, employees or directors.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Agreements Relating to Friendly’s Interim Operations

Friendly’s has agreed that until the effective time of the merger, Friendly’s and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and will use their commercially reasonable efforts to preserve intact their business organizations and goodwill and relationships with third parties and keep available the services of its current key employees.

In addition, Friendly’s has agreed, subject to certain exceptions, that neither it nor any of its subsidiaries will, prior to the effective time of the merger, do any of the following without the prior written consent of Parent:

•	change its organizational documents or rights agreement or the organizational documents of any of its subsidiaries;

•	declare, set aside or pay any dividend or other distribution, except for dividends by a direct or indirect wholly-owned subsidiary of Friendly’s to Friendly’s or another Friendly’s subsidiary;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring or other material reorganization of Friendly’s or any of its subsidiaries;

•	merge or consolidate Friendly’s or any of its subsidiaries or acquire the assets or capital of another person;

•

sell, lease, license, encumber or otherwise dispose of and assets or properties, other than sales in the ordinary course of business consistent with post practice and not in excess of $1 million in the aggregate;

•

issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities, or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities in respect of its capital stock (except for issuances of common stock in connection with the exercise of options outstanding on the date of the merger agreement and pursuant to options required to be granted pursuant to preexisting contractual commitments or pursuant to a Friendly’s benefit plan);

•

incur, guarantee or assume any indebtedness other than short-term borrowings under credit facilities existing on the date of the merger agreement in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than to Friendly’s subsidiaries or customary loans or advances to non-officer employees in accordance with past practice);

•	make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice an in accordance with our budgeted capital expenditures;

•	accelerate the vesting of any options or restricted shares (except as required pursuant to preexisting contractual commitments);

•

grant any increase in compensation (whether base salary, wages or bonus opportunities or amounts) of directors, officers, employees, consultants or agents of Friendly’s or any Friendly’s subsidiary (other than certain increases in the ordinary course of business consistent with past practice for employees and merit increases in base salary for employees, and increases pursuant to previously existing contractual arrangements);

•

enter into or amend or modify, in any material respect, any Friendly’s benefit plan or any severance, consulting, retention or employment agreement (other than with respect to agreements for new hires in the ordinary course of business consistent with past practice or which are terminable at will without cost), or other than in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant or agent of Friendly’s;

•

change any method of accounting or accounting principles or practices except for any such change required by a change in United States generally accepted accounting principles as agreed by our independent auditors;

•	pay, discharge, settle or satisfy any material litigation, liabilities or obligations or claim under any insurance policy in excess, of $125,000 in the aggregate;

•

make or rescind any election, settle or compromise any claim, or enter into a written agreement with a taxing authority relating to, a material amount of taxes or other than as required by law, change any of our methods of reporting income or deductions for federal income tax purposes;

•

terminate, cancel, materially modify fail to maintain in full force any material insurance policy which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

•

purchase or redeem any shares of the capital stock or any other equity interests other than as otherwise contractually required or for any such purchases or redemptions by a wholly-owned Friendly’s subsidiary with respect to such Friendly’s subsidiary’s own capital stock or other equity interests;

•	engage in any transaction with, directly or indirectly, any of our affiliates, other than transactions solely among us and our subsidiaries;

•

enter into any material contract other than contracts with suppliers and customers in the ordinary course consistent with past practice, or terminate, amend, or modify in any material respect, any material contract;

•

waive, fail to enforce or grant any consent under any provision of any confidentiality agreement or standstill to which Friendly’s or any of its subsidiaries is a party or under which Friendly’s or any of its subsidiaries has rights;

•	enter into any material line of business other than the line of business in which Friendly’s and Friendly’s subsidiaries are currently engaged;

•	take or agree to take any action which would reasonably be expect to materially delay or impede the consummation of the merger; and

•	permit, agree or commit to do any of the foregoing.

Restrictions on Solicitation of Other Offers

The merger agreement provides that, subject to certain exceptions described below, Friendly’s and its subsidiaries and their respective directors, officers, employees and representatives shall not, directly or indirectly, (i) solicit, initiate or knowingly induce, encourage or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to, an alternative transaction proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any alternative transaction proposal.

Notwithstanding the restrictions on solicitation described above, if at any time prior to obtaining the requisite shareholder approval, Friendly’s receives an unsolicited bona fide written alternative transaction proposal, Friendly’s and Friendly’s representatives may contact such person or group of persons to clarify the terms and conditions of such alternative transaction proposal. Additionally, if our board of directors determines in good faith:

•	after consultation with our financial advisor and outside legal counsel that such alternative transaction proposal constitutes or is reasonably expected to lead to a superior proposal; and

•	after consultation with outside legal counsel, that failure to take such action would be inconsistent with the board of directors’ fiduciary duties under applicable law then, we may:

•

pursuant to a confidentiality agreement that contains terms that are no more favorable to the party making such proposal than the confidentiality agreement between Friendly’s and an affiliate of Parent, furnish information with respect to Friendly’s and its subsidiaries to the person or group of persons who made such alternative transaction proposal; and

•	participate in discussions and negotiations regarding such alternative transaction proposal.

In such a case, the merger agreement requires Friendly’s to advise Parent of the receipt by it of any alternative transaction proposal within 24 hours of receipt by Friendly’s, the terms and conditions of any such alternative transaction proposal (including any changes thereto), the identity of the person making any such alternative transaction proposal and of any discussions, explorations or negotiations sought to be entered into or continued by such person with Friendly’s. We are also obligated to keep Parent reasonably informed of the status of such alternative transaction proposal.

For purposes of the merger agreement, an “alternative transaction proposal” means any inquiry, proposal or offer from any person (other than Parent or any Parent subsidiaries) relating to any transaction or series of related transactions that would result in (i) an acquisition of assets of Friendly’s and Friendly’s subsidiaries (including securities of Friendly’s subsidiaries) equal to twenty percent (20%) or more of our consolidated assets, (ii) an acquisition of twenty percent (20%) or more of our outstanding common stock, (iii) a tender offer (including a self-tender offer) or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of our outstanding common stock, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Friendly’s or any Friendly’s subsidiaries whether or not Friendly’s or any of its subsidiaries is the surviving entity, or (v) any dividend on, or repurchase of, capital stock of Friendly’s involving payments to the holders of the capital stock of Friendly’s in an aggregate amount greater than twenty percent (20%) of the value of the consolidated assets of Friendly’s and Friendly’s subsidiaries (including any such dividend or repurchase that is financed through the sale, or incurrence of indebtedness secured by, any Friendly’s real property), in each case, other than the merger.

For purposes of the merger agreement, a “superior proposal” means any bona fide written alternative transaction proposal (with all 20% thresholds in the definition of alternative transaction proposal changed to 50%) which our board of directors determines in good faith (after consultation with a financial advisor and our outside legal advisor) (i) is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal and the likelihood of obtaining any necessary financing) and (ii) if consummated, would be more favorable to the holders of common stock than the merger (after taking into account any changes to the terms of the merger agreement proposed by Parent).

Special Meeting of Friendly’s Shareholders; Recommendation of Our Board of Directors

Requirement to Make Recommendation. The merger agreement provides that Friendly’s will duly call and hold a meeting of its shareholders as soon as practicable after the proxy statement is cleared by the SEC for the purpose of obtaining the requisite shareholder approval of the merger agreement. The merger agreement further provides that, except in certain limited circumstances described below, our board must recommend approval of the merger agreement by our shareholders. Subject to certain exceptions, the merger agreement prohibits our board from:

•	withdrawing or modifying, or proposing publicly to withdraw or modify, such recommendation in a manner adverse to Parent;

•	recommending, adopting or approving or proposing publicly to recommend, adopt or approve any alternative transaction proposal; or

•

causing or allowing Friendly’s or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than certain confidentiality agreements) relating to an alternative transaction proposal or requiring Friendly’s to abandon, delay, terminate or fail to consummate the merger.

The actions described in the first bullet point is referred to as an adverse recommendation change.

Adverse Recommendation Change. Our board of directors may make an adverse recommendation change at any time prior to obtaining the requisite shareholder approval, if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that before taking the foregoing action, (i) Friendly’s must provide three business days’ prior written notice to Parent that it is prepared to effect an adverse recommendation change, which notice shall contain the facts and conclusions that led our board of directors to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to our shareholders under applicable law and (ii) in making a determination to make an adverse recommendation change, our board of directors must take into account any changes to the terms of the merger agreement proposed by Parent (in response to an adverse recommendation change notice or otherwise).

Change of Recommendation in Response to Alternate Transaction Proposal. Further if an adverse recommendation change was effected as a result of Friendly’s receipt of an alternative transaction proposal that our board of directors determines in good faith, after consultation with a financial advisor and our outside legal counsel, constitutes or is reasonably expected to lead to a superior proposal, our board of directors may:

•	make an adverse recommendation change; and

•

terminate the merger agreement provided we simultaneously with such termination pay to Parent the $5 million termination fee as described in further detail below in “—Effects of Terminating the Merger Agreement.”

Nothing in the merger agreement will prohibit Friendly’s or the board of directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act, including by disclosing to its shareholders a position with respect to a tender offer by a third party if, in the good faith judgment of the board of directors, after consultation with outside counsel, the failure to do so would be inconsistent with its obligations under applicable law.

Financing Covenants

The merger agreement provides that Friendly’s and its subsidiaries will provide all cooperation reasonably requested by Parent and Sub in connection with any financing contemplated by Parent.

Debt Tender Offer

The merger agreement provides that upon Parent’s request, Friendly’s shall commence a cash tender offer to purchase any and all of the 8 3/8% Senior Notes of Friendly’s due 2012, referred to as the “Senior Notes,” and solicit the consent of the holders of the Senior Notes regarding certain amendments to the covenants contained in the indenture governing the Senior Notes. At Parent’s request, Friendly’s launched such tender offer on July 26, 2007 on the terms and subject to the conditions set forth in the offer to purchase. In connection with the tender offer, Friendly’s is also soliciting consents from the noteholders for certain amendments to the indenture that would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.

Access to Information

Until the effective time of the merger, on reasonable notice and subject to applicable law, we are required to afford to Parent and its representatives reasonable access to Friendly’s and its subsidiaries’ personnel, properties, books and records and to furnish to such representatives all information as may reasonably be requested.

Indemnification and Insurance of Friendly’s Directors and Officers

The merger agreement provides that Parent and the surviving corporation will maintain Friendly’s existing indemnification provisions with respect to present and former directors, officers, employees and agents of

Friendly’s and its subsidiaries under applicable law, Friendly’s constituent documents and existing indemnification agreements for a period of not less than six years after the effective time of the merger.

The merger agreement provides that Parent or the surviving corporation will purchase a single payment, run-off policy of directors’ and officers’ liability insurance coverage for Friendly’s current directors and officers for a period of six years after the effective time of the merger in an amount and scope at least as favorable in the aggregate as the directors’ and officers’ liability insurance in effect on the date of the merger agreement (although the surviving corporation will not be required to expend more than an amount equal to 300% of the annual premiums currently paid by Friendly’s on the premium for such run-off policy).

Employee Matters

The merger agreement provides that:

•

for a period of not less than twelve months after the effective time of the merger, the surviving corporation shall provide all persons who are employees of the surviving corporation or its subsidiaries as of the effective time of the merger with (i) at least the same level of base salary and wages and (ii) employees benefits which are comparable in the aggregate to those provided by Friendly’s or its subsidiaries to such persons on the date of the merger agreement, other than with respect to any equity-based compensation opportunities and severance, retention or change of control plans or agreements;

•

for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (but not for purposes of benefit accrual under any defined benefit pension plan) under any benefit plan or arrangement of Parent, the surviving corporation or any of their respective subsidiaries providing benefits to any employee after the effective time of the merger, the employees (including officers) of Friendly’s and Friendly’s subsidiaries will receive service credit for service with Friendly’s and Friendly’s subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Friendly’s benefit plans;

•

other eligibility requirements with respect to participation of employees of the surviving corporation as of the effective time of the merger in a new benefit plan shall be waived to the extent that coverage under such new plan replaces coverage under a benefit plan in which such employees participated immediately before the effective time of the merger and such employees have satisfied eligibility requirements under the old plan;

•

for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any employee of the surviving corporation at the effective time of the merger, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived, to the extent such exclusions and requirements were not applicable under the old plan and any expenses incurred by any such employee under the old plan will be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable year; and

•	all employment, severance and termination plans and agreements with employees or independent contractors will be assumed and honored.

The merger agreement further provides that nothing in the agreement will affect the ability of any of the parties to amend or terminate any employee benefit plans, programs or arrangements or to grant any right to any person other than the parties thereto.

Filings; Other Actions

The merger agreement provides that each of Friendly’s and Parent agrees to:

•

within ten business days of the date of the merger agreement, make all filings and submissions and use best efforts to cause the termination of any waiting periods under the HSR Act with respect to the merger.

•	use reasonable best efforts to cooperate with each other in:

•

determining which filings are required to be made with, and which material consents, approvals, permits, notices or authorizations are required to be obtained from, governmental entities in connection with the merger agreement, and

•	promptly making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

•

use reasonable best efforts to take all other actions and do all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement, including the merger, as soon as practicable, including using best efforts to take all such further action as may be necessary to:

•	resolve objections, if any, as any governmental entity may assert with respect to the transactions contemplated by the merger agreement, including the merger, and

•

avoid or eliminate each and every impediment that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement, including the merger, so as to enable the closing to occur as promptly as practicable and in any event no later than December 17, 2007, which we refer to as the “outside date”; provided that Parent is not required to consent to the divestiture of any of its or its affiliates’ assets, except as would have an immaterial impact on Parent and its affiliates taken as a whole.

In connection with the foregoing, Friendly’s, on the one hand, will provide Parent, and Parent, on the other hand, will provide Friendly’s, with copies of material correspondence, filings or communications between such party or any of its representatives, on the one hand, and any governmental entity, on the other hand, with respect to the merger agreement and the transactions contemplated thereby.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Friendly’s, Parent and Sub to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•

the expiration or termination of any applicable waiting periods under the HSR Act and the absence of any action instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of the merger, which action shall not have been withdrawn or terminated;

•

the absence of any statute, rule, regulation, executive order, decree, ruling, restraining order, preliminary or permanent injunction of any governmental entity which prohibits, restrains or enjoins consummation of the merger; and

•	obtaining the requisite shareholder approval.

Additional Closing Conditions for Friendly’s

Friendly’s obligation to complete the merger is subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	Parent and Sub shall have performed in all material respects their respective obligations under the merger agreement required to be performed at or prior to the effective time of the merger;

•

the representations and warranties of Parent and Sub contained in the merger agreement shall be true and correct in all respects when made and as of the effective time of the merger as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without giving effect to any materiality or material adverse effect limitation or qualifications set forth therein, except where any failure to be so true and correct in the aggregate would not, in the aggregate, reasonably be expected to prevent or materially delay consummation of the merger or materially adversely affect Parent’s ability to perform its obligations under the merger agreement;

•	Friendly’s shall have received a certificate signed by an executive officer of Parent to the effect that the conditions described in the two preceding bullet points have been satisfied; and

•

our board of directors shall have received from an appraisal firm of national reputation a letter indicating that, immediately after the effective time of the merger, and after giving effect to the merger and the other transactions contemplated in the merger agreement, including any financing contemplated by Parent and the payment of the aggregate merger consideration and all related fees and expenses, Friendly’s will be solvent.

Additional Closing Conditions for Parent and Sub

Parent’s and Sub’s obligations to complete the merger are subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	Friendly’s shall have performed in all material respects its obligations under the merger agreement required to be performed at or prior to the effective time of the merger;

•

the representations and warranties of Friendly’s concerning corporate authority to enter into and carry out the obligations under the merger agreement (subject to shareholder approval of the merger agreement), enforceability of the merger agreement, adoption and recommendation of the merger agreement by our board of directors and our capitalization (except for deviations of not more than 0.3% of the number of the outstanding common shares by Friendly’s) shall be true and correct in all respects (other than the representation and warranties concerning our capitalization, which shall be true and correct) when made and as of the effective time of the merger as if made at such time;

•

the representations and warranties of Friendly’s contained in the merger agreement, other than those specified in the foregoing bullet, shall be true and correct in all respects when made and as of the effective time as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without regard to any materiality or material adverse effect qualifications, except where any failure to be so true and correct in the aggregate has not had or would not reasonably be expected to have a company material adverse effect; and

•

Parent shall have received a certificate signed by the chief executive officer and chief financial officer of Friendly’s to the effect that the conditions described in the three preceding bullet points have been satisfied.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

Parent and Friendly’s may agree to terminate the merger agreement at any time prior to the effective time of the merger by mutual written consent of Parent and Friendly’s. Either Parent or Friendly’s also may terminate the merger agreement at any time prior to the effective time of the merger, if:

•

the merger has not occurred on or before December 17, 2007, such date being referred to as the “outside date;” provided that this right will not be available to a party whose failure to fulfill any obligation under the merger agreement has caused the merger to not have occurred prior to the outside date; and further provided that such date may be extended for a period not to exceed 45 days by either party if the applicable waiting period under the HSR Act shall not have expired or an action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of the merger, which action shall not have been withdrawn or terminated, and the extending party reasonably believes that the relevant regulatory approval will be obtained during the extension period;

•

any governmental entity has issued an order or taken any other action permanently prohibiting the merger and such order or action has become final and non-appealable; provided that this right shall not be available to a party who has taken any action that caused it to be in material violation of any of its representations, warranties or covenants; or

•	the requisite shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof.

Circumstances Under Which Parent May Terminate the Merger Agreement

Parent also may terminate the merger agreement at any time prior to the effective time of the merger, if:

•

Friendly’s shall have breached any of its representations, warranties, covenants, or agreements contained in the merger agreement, which breach would give rise to the failure of a closing condition of Parent or Sub relating to our representations, warranties, covenants and agreements to be satisfied and is incapable of being cured prior to the closing date or has not been cured within sixty days of written notice of such breach or inaccuracy; or

•

our board of directors shall have made an adverse recommendation change, our board of directors shall have recommended, or proposed publicly to recommend, an alternative transaction proposal or acquisition agreement related thereto, our board of directors shall have failed to reaffirm its recommendation in favor of approval of the merger after the receipt from Parent of a request for such reaffirmation or Friendly’s, any Friendly’s subsidiary, or the board of directors of Friendly’s shall have knowingly and willfully breached any of its obligations in the merger agreement regarding not soliciting any alternative transaction proposals.

Circumstances Under Which Friendly’s May Terminate the Merger Agreement

Friendly’s also may terminate the merger agreement at any time prior to the effective time of the merger, if:

•	prior to receipt of the requisite shareholders approval:

•	the board has effected an adverse recommendation change in accordance with the merger agreement; and

•	simultaneously with such termination, we pay Parent the termination fee described below; or

•

Parent or Sub shall have breached any of its representations, warranties, covenants, or agreements contained in the merger agreement, which breach or inaccuracy would give rise to the failure of a closing condition of Friendly’s relating to the representations, warranties, covenants or agreements of Parent or Sub to be satisfied, which breach is incapable of being cured prior to the closing date or has not been cured within sixty days of written notice of such breach or inaccuracy.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement becomes void and the obligations of Friendly’s, Parent or Sub shall terminate except with respect to the obligations arising under the confidentiality agreement, dated as of March 30, 2007, by and between an affiliate of Parent and Friendly’s, the representations and warranties concerning broker’s fees, the termination and general provisions of the agreement, liability for any willful breach of the merger agreement and as provided under “—Fees and Expenses.”

Under certain circumstances, we have agreed to pay Parent a termination fee equal to $5 million. We also have agreed to pay Parent’s expenses up to $4 million under certain circumstances, although we will not be required to pay in excess of $6.5 million in the aggregate for the termination fee and Parent expenses. Specifically, we will:

•

pay Parent a $5 million termination fee if Parent terminates the merger agreement because our board of directors shall have made an adverse recommendation change, our board of directors shall have recommended, or proposed publicly to recommend, an alternative transaction proposal or acquisition agreement related thereto, our board of directors shall have failed to reaffirm its recommendation in favor of approval of the merger agreement after the receipt from Parent of a request for such reaffirmation or we shall have knowingly and willfully breached any of our obligations in the merger agreement regarding not soliciting any alternative transaction proposals;

•	pay Parent a $5 million termination fee if Friendly’s terminates the merger agreement as a result of an adverse recommendation change in response to an alternative transaction proposal;

•

pay Parent a $5 million termination fee if the merger agreement is terminated by Parent or Friendly’s because the merger shall not have occurred on or before the outside date or the requisite shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof, or by Parent because Friendly’s shall have breached its representations, warranties, covenants or agreements contained in the merger agreement in such a manner that the closing condition related to such representations, warranties, covenants or agreements has not been satisfied and (i) an alternative transaction proposal shall have been made or communicated to Friendly’s or shall have been publicly announced or publicly made known to the shareholders of Friendly’s prior to such termination and (ii) within twelve months after such termination, Friendly’s shall have entered into a definitive agreement with respect to, or shall have consummated, an alternative transaction proposal;

•

pay Parent’s expenses up to $4 million if the merger agreement is terminated because the requisite shareholder approval is not obtained at the special meeting or at any adjournment or postponement thereof or because Friendly’s shall have breached its representations, warranties, covenants, or agreements contained in the merger agreement in such a manner that the closing condition related to such representations, warranties, covenants or agreements has not been satisfied; provided that if a termination fee is subsequently payable by Friendly’s to Parent, the termination fee shall be equal to the lesser of (i) $5 million or (ii) $6.5 million minus the expenses previously paid by Friendly’s to Parent;

•

pay Parent’s expenses up to $1.5 million if the merger agreement is terminated (i) because our board of directors shall have made an adverse recommendation change, our board of directors shall have recommended, or proposed publicly to recommend, an alternative transaction proposal or acquisition agreement related thereto, our board of directors shall have failed to reaffirm its recommendation in favor of approval of the merger agreement after the receipt from Parent of a request for such reaffirmation or we shall have breached any of our obligations in the merger agreement regarding not soliciting any alternative transaction proposals; or (ii) by us as a result of an adverse recommendation change in response to an alternative transaction proposal; and

•

pay Parent’s expenses up to $1.5 million if (i) the merger agreement is terminated because the merger has not occurred on or before the outside date and (ii) Parent subsequently becomes entitled to a receive a termination fee from Friendly’s.

Parent has agreed:

•

to pay us $5 million if we terminate the merger agreement as a result of Parent’s or Sub’s breach of its obligation to consummate the merger and all Parent’s conditions to the merger (including any conditions applicable to Parent and us) have been satisfied.

Limited Remedies; Maximum Recovery

If the merger agreement is terminated and a termination fee becomes payable by us, the termination fee, Parent’s expenses and any interest that may accrue thereon are Parent’s and Sub’s exclusive remedy against us for any loss suffered as a result of the failure of the merger to be consummated. In addition, Parent and Sub can seek specific performance against us if the merger agreement has not been terminated.

If the merger agreement is terminated and a termination fee becomes payable by Parent, the termination fee is our exclusive remedy against Parent for any loss suffered as a result of the failure of the merger to be consummated. In all circumstances, Parent’s and Sub’s maximum liability under the merger agreement cannot exceed $5 million.

Fees and Expenses

Except as otherwise described under “—Effects of Terminating the Merger Agreement,” and subject to certain limited exceptions, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses whether or not the merger is consummated.

Amendment of the Merger Agreement and Extension and Waiver

Any provision of the merger agreement may be amended by Friendly’s, Parent and Sub by written instrument signed by each of Friendly’s, Parent and Sub at any time prior to the effective time of the merger.

Prior to the effective time of the merger, Friendly’s and Parent may, by written instrument signed by the applicable party, (i) extend the time for the performance of any of the obligations or other acts by the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions of the merger agreement.

General Provisions

The merger agreement is to be governed by and construed in accordance with the laws of the State of New York, without regard to its rules of conflicts of law except to the extent that the law of the Commonwealth of Massachusetts is mandatorily applicable to the merger.

The general provisions section of the merger agreement also contains additional provisions regarding the non-survival of representations and warranties, notices, counterparts, third-party beneficiaries, waiver of jury trial, assignment, severability, enforcement of the merger agreement, obligations of subsidiaries and the surviving corporation and the interpretation and construction of the merger agreement.

APPRAISAL RIGHTS

Massachusetts law does not entitle the holders of shares of common stock to seek appraisal of the fair value of their shares in connection with the merger.

PROPOSAL NO. 2: ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments or Postponements of the Special Meeting

We are asking our shareholders to vote on a proposal to approve any adjournments or postponements of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the special meeting to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain shareholder approval to approve the merger agreement. Any other adjournment or postponement of the special meeting (e.g., an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn or postpone the special meeting would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting. The failure to vote shares of our common stock would have no effect on the approval of the adjournment or postponement proposal.

Our board of directors recommends that you vote “FOR” the proposal to approve any adjournments or postponements of the special meeting for the purpose of soliciting additional proxies. Properly executed proxies will be voted “FOR” the adjournment or postponement proposal, unless otherwise noted on the proxies.

MARKET PRICE OF FRIENDLY’S COMMON STOCK

Our common stock is traded on the American Stock Exchange under the ticker symbol “FRN.” As of July 26, 2007, there were 512 shareholders of record. The following table sets forth, for the indicated calendar periods, the reported intraday high and low sales prices of the common stock on the American Stock Exchange and the cash dividends per share of common stock.

	Market Price		Dividend
	High	Low
Fiscal Year Ending December 30, 2007:
Third Quarter (through July 26, 2007)	$15.29	$15.16	—
Second Quarter	$15.45	$13.30	—
First Quarter	$15.88	$10.81	—

Fiscal Year Ending December 31, 2006:
Fourth Quarter	$12.72	$10.01	—
Third Quarter	$11.00	$7.45	—
Second Quarter	$8.95	$7.49	—
First Quarter	$10.33	$7.42	—

Fiscal Year Ending January 1, 2006:
Fourth Quarter	$10.35	$7.85	—
Third Quarter	$13.85	$8.75	—
Second Quarter	$11.20	$8.10	—
First Quarter	$9.95	$7.61	—

On March 6, 2007, the last trading day prior to the date we announced we were exploring strategic alternatives, including a possible sale of the company, the closing price of our shares of common stock on the American Stock Exchange was $11.84 per share. On June 15, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of the common stock on the American Stock Exchange was $14.33 per share. On July 26, 2007, the last trading day before the date of this proxy statement, the closing price of the common stock on the American Stock Exchange was $15.29 per share. You are encouraged to obtain current market quotations for the common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 26, 2007, as to shares of our common stock beneficially owned by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of 5% or more of our common stock, (ii) each of our directors (iii) each individual serving as our Chief Executive Officer or acting in a similar capacity during any part of fiscal 2006, our Chief Financial Officer during fiscal 2006, and each of the other three most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2006, and (iv) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities names in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own.

Name and Address of Beneficial Owner	Number of Shares of Friendly’s Common Stock Beneficially Owned	Percentage of Class
5% Stockholders:

The Lion Fund L.P.(1) Biglari Capital Corp. Sardar Biglari Western Sizzlin Corp. Philip L. Cooley 9311 San Pedro Avenue San Antonio, TX 78216	946,011	11.6%

S. Prestley Blake(2) S. Prestley Blake 1988 Trust 6799 South Marina Way, Sailfish Point Stuart, FL 34996	1,055,100	12.9%

Kevin Douglas, Michelle Douglas, James E. Douglas, III, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust(3) 1101 Fifth Avenue, Suite 360 San Rafael, CA 94901	840,700	10.3%

FMR Corp.(4) Edward C. Johnson 3d Fidelity Management & Research Company Fidelity Leveraged Co. Stock Fund 82 Devonshire Street Boston, MA 02109	464,476	5.7%

Name and Address of Beneficial Owner	Number of Shares of Friendly’s Common Stock Beneficially Owned	Percentage of Class
Bank of America Corporation(5) NB Holdings Corporation Bank of America, NA Columbia Management Group, LLC Columbia Management Advisors, LLC 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	434,604	5.3%

Directors and Named Executive Officers(6):

Donald N. Smith(7)	1,015,778	12.4%

Steven L. Ezzes(7)	53,337	*

Burton J. Manning(7)	38,150	*

Michael J. Daly(7)(8)	34,600	*

Perry D. Odak(7)	17,000	*

George M. Condos	0	*

Paul V. Hoagland	63,129	*

Kenneth D. Green	16,623	*

Gregory A. Pastore	31,958	*

Garrett J. Ulrich	67,070	*

All current directors and executive officers as a group (11 persons)(9)	1,338,047	16.0%
* Represents less than 1% of Friendly’s outstanding Common Stock.

(1)

Based on information contained in a Schedule 13D/A filed with the SEC on July 9, 2007, each of The Lion Fund L.P., Biglari Capital Corp., Sardar Biglari, Western Sizzlin Corp. and Philip L. Cooley report shared voting and dispositive power as to 946,011 shares.

(2)

Based on information contained in a Schedule 13D/A filed with the SEC on March 8, 2007, Mr. Blake reports shared voting and dispositive power as to 1,055,100 shares with the S. Prestley Blake 1988 Trust, a trust in which he and his wife, Helen D. Blake, serve as trustees. He disclaims voting and dispositive power over 10,000 shares owned by the Helen D. Blake 1993 Trust, a trust in which his wife serves as trustee.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on November 21, 2005, Kevin Douglas reports shared voting power as to 544,951 shares and shared dispositive power as to 840,700 shares. Kevin Douglas and his wife, Michelle Douglas, hold 358,146 shares both directly and jointly. Mr. James E. Douglas, III reports sole voting and shared dispositive power as to 73,445 shares. Douglas Family Trust reports sole voting and shared dispositive power as to 222,304 shares, for which James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are co-trustees. James Douglas and Jean Douglas Irrevocable Descendants’ Trust reports shared voting and shared dispositive power as to 186,805 shares, for which Kevin Douglas and Michelle Douglas are co-trustees.

(4)

Based on information contained in a Schedule 13G/A filed with the SEC on November 13, 2006, each of FMR Corp. and Edward C. Johnson 3d may be deemed to beneficially own 464,476 shares, with sole dispositive power as to those shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, was the beneficial owner of 464,476 shares as a result of acting as investment adviser to various registered investment companies (the “Funds”).

The ownership of one Fund, Fidelity Leveraged Co. Stock Fund, amounted to 423,400 shares. Edward C. Johnson 3d, Chairman of FMR Corp. and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 464,476 shares owned by the Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees, and neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Funds.

(5)

Based on information contained in a Schedule 13G/A filed on February 9, 2007 with the SEC, each of the Bank of America Corporation and NB Holdings Corporation report shared voting power with respect to 317,086 shares and shared dispositive power with respect to 434,604 shares. Bank of America, NA reports sole voting power with respect to 95,106 shares, shared voting power with respect to 221,980 shares, sole dispositive power with respect to 107,424 shares, and shared dispositive power with respect to 434,604 shares. Columbia Management Group, LLC reports shared voting power with respect to 221,980 shares and shared dispositive power with respect to 327,180 shares; and Columbia Management Advisors, LLC reports sole voting power with respect to 221,980 shares and sole dispositive power with respect to 327,180 shares.

(6)

Includes 2,000, 23,900, 24,150, 20,400, 5,000, 45,660, 8,169, 24,624 and 41,439 shares that Messrs. Smith, Ezzes, Manning, Daly, Odak, Hoagland, Green, Pastore and Ulrich, and all current directors and executive officers as a group, respectively, could acquire upon exercise of stock options that are exercisable within 60 days of June 30, 2007.

(7)

Includes 12,000 restricted stock units awarded under Friendly’s 2003 Incentive Plan. Each restricted stock unit provides the holder with the right to receive one share of common stock of Friendly’s when the restrictions lapse or vest. There are no voting rights associated with the restricted stock units.

(8)	Includes 200 shares owned by Mr. Daly’s spouse.

(9)

Includes 195,342 shares that all current directors and executive officers as a group, respectively, could acquire upon exercise of stock options that are exercisable within 60 days of June 30, 2007, and an aggregate of 60,000 shares subject to the restricted stock units awarded to the directors described in note 7 above.

SUBMISSION OF SHAREHOLDER PROPOSALS

We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because, following the consummation of the merger, we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with the Clerk of Friendly’s not later than 150 days in advance of our 2007 annual meeting. We will publicly notify you of the expected date that we plan to print and mail our 2007 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 annual meeting proxy solicitation materials.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokerages and other custodian record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. Friendly’s will promptly deliver a separate copy of this proxy statement to you if you call or write Friendly’s at the following address or telephone number: Friendly Ice Cream Corporation, Attention Deborah Burns, Senior Director Investor Relations, 1855 Boston Road, Wilbraham, Massachusetts 01095, (413) 731-4124. If you want to receive separate copies of our proxy statements or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other custodian record holder, or you may contact Friendly’s at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and on our website at www.friendlys.com under Investor Relations — Financial Reports — SEC Filings. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us also may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Friendly Ice Cream Corporation, Attention Deborah Burns, Senior Director Investor Relations, 1855 Boston Road, Wilbraham, Massachusetts 01095, (413) 731-4124. If you would like to request documents, please do so by August 22, 2007, in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

1)	Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 6, 2007 and Amendment No. 1 thereto filed with the SEC on March 12, 2007 and Amendment No. 2 thereto filed with SEC on April 30, 2007;

2)	Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, filed with the SEC on May 11, 2007; and

3)	Current Reports on Form 8-K, filed with the SEC on June 19, 2007 and July 5, 2007.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed. The information we file later with the SEC will automatically update and supersede the information contained in this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 27, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Friendly Ice Cream Corporation,

Freeze Operations Holding Corp.

and

Freeze Operations, Inc.

Dated as of June 17, 2007

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 17th day of June, 2007 by and among Friendly Ice Cream Corporation, a Massachusetts corporation (the “Company”), Freeze Operations Holding Corp., a Delaware corporation (“Parent”), and Freeze Operations, Inc., a Massachusetts corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the Massachusetts Business Corporation Act (the “MBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the board of directors of Parent has adopted this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, immediately following the execution of this Agreement, the board of directors of Merger Sub will submit this Agreement for the approval by Parent, as the sole stockholder of Merger Sub, and Parent shall, as the sole stockholder of Merger Sub, approve this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, including the Merger, and also to prescribe certain conditions to the transactions contemplated hereby, including the Merger, as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Sun Capital Partners IV, L.P., an affiliate of Parent and Merger Sub (the “Sponsor”) has entered into a commitment letter, dated as of the date hereof (the “Financing Commitment”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into stockholders agreements with Parent (the “Stockholders Agreements”) pursuant to which such stockholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Common Shares beneficially owned by such stockholders in accordance with and subject to the terms set forth in the Stockholders Agreements.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Certain Terms. For purposes of this Agreement (including in the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits), the following terms shall have the respective meanings given to them below:

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person. For the purposes of this definition, “control” (including the terms “controlled”,

“controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any Parent Subsidiaries) relating to any transaction or series of related transactions that would result in (i) an acquisition of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets, (ii) an acquisition of twenty percent (20%) or more of the outstanding Common Shares, (iii) a tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the outstanding Common Shares, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiaries whether or not the Company or any of its Subsidiaries is the surviving entity, or (v) any dividend on, or repurchase of, capital stock of the Company involving payments to the holders of the capital stock of the Company in an aggregate amount greater than twenty percent (20%) of the value of the consolidated assets of the Company and the Company Subsidiaries (including any such dividend or repurchase that is financed through the sale, or incurrence of indebtedness secured by, any Company Real Property), in each case, other than the Merger.

“Applicable Law” means any applicable order, writ, law (including common law), regulation, rule, ruling, injunction, ordinance, statute, judgment, decree, constitution, determination, aware, decree or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties, or any of their respective Affiliates, Subsidiaries, properties or assets, as the case may be.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.

“Common Share” means one share of common stock, par value $0.01 per share, of the Company.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement, agreement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral, whether legally enforceable or not) for the benefit of any current or former officer, employee, agent, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company, any of the Company Subsidiaries, or with respect to which any of them could incur material liability.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or effects, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the restaurant or retail industries generally, (iv) any change in GAAP or Applicable Law, (v) the announcement or pendency of this Agreement and the transactions contemplated hereby (including losses or threatened losses of relationships of the Company or any Company Subsidiary with customers, distributors, suppliers or franchisees to the extent due to such announcement or pendency), (vi) changes in the market price or trading volume of the Common Shares on the American Stock Exchange (it being understood that the underlying facts or occurrences giving rise or contributing to such changes shall be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) any failure by the Company to meet internal or published estimates of revenues, earnings or other financial projections (it being understood that the underlying facts or occurrences giving rise or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (x) availability or cost of financing to Parent or Merger Sub or (xi) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, in the case of clauses (i) through (ix), that such events, occurrences, facts, conditions, changes, developments or effects do not disproportionately affect the Company and the Company Subsidiaries relative to other Persons in the restaurant or retail industries.

“Company Option Plans” means the Company’s 1997 Stock Option Plan and the Company’s 2003 Incentive Plan and any other plan pursuant to which outstanding Options have been granted.

“Company Related Person” means any trade or business, whether or not incorporated, that, together with the Company or any of the Company Subsidiaries, is, or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer under Section 414 of the Code.

“Constituent Documents” means, with respect to any entity, the certificate of incorporation or articles of organization and by-laws of such entity, or any similar organizational documents of such entity.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge, agreement to sell or other similar restriction or limitation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, department or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, state or local.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under, or pursuant to, any Environmental Law as “hazardous,” “toxic,” a “pollutant” or “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, toxic mold, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge of the officers of Parent.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter as of the date hereof.

“Losses” means any claim, liability, loss, fines, costs, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise).

“Option” means each option to purchase Common Shares granted pursuant to a Company Option Plan that is outstanding and unexercised immediately prior to or as of the Effective Time.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development, or effect that does, or would be reasonably expected to (i) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent to perform its obligations hereunder and the other transactions contemplated hereby.

“Permitted Encumbrances” means (i) Encumbrances reflected in the Company Financial Statements or listed on Section 1.1(b) of the Company Disclosure Letter, (ii) Encumbrances for Taxes which have been properly accrued on the financial statements of the Company and (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings, (iii) Encumbrances for warehousemen, mechanics and materialmen and other similar Encumbrances incurred in the ordinary course of business consistent with past practice, (iv) non-exclusive licenses of Intellectual Property and (v) Encumbrances and other matters that do not materially interfere with the current use, value or marketability of the assets of the business conducted by the Company and the Company Subsidiaries, taken as a whole.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

“Rights Agreement” means the rights agreement by and between the Company and The Bank of New York, as Rights Agent.

“SEC” means the United States Securities and Exchange Commission

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) “debt” means liability on a “claim,” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means any bona fide written Alternative Transaction Proposal which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal advisor) (i) is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal and the likelihood of obtaining any necessary financing) and (ii) if consummated, would be more favorable to the holders of Common Shares than the Merger (after taking into account any changes to the terms of this Agreement proposed by Parent); provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Alternative Transaction Proposal shall be deemed to be “fifty percent (50%).”

“Tax Return” means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a taxing authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means any and all federal, state, local or foreign taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, bank shares, deed, stamp, escheat, unclaimed property, alternative or add-on minimum, environmental, ad valorem and value added taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity.

(b) Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement (including any Exhibits hereto and the Parent Disclosure Letter and Company Disclosure Letter delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits, the Parent Disclosure Letter and Company Disclosure Letter shall be deemed references to Sections of, Exhibits to and the Parent Disclosure Letter and Company Disclosure Letter delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.4(b)
Adverse Recommendation Change Notice	Section 8.4(b)
Agreement	Introduction
Articles of Merger	Section 2.3
Articles of Organization	Section 3.1
Benefits Continuation Period	Section 8.7(a)
By-Laws	Section 3.2
Certificate	Section 4.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Introduction

Term	Section
Company Board	Recitals
Company Contracts	Section 5.18(a)
Company Disclosure Letter	Article V
Company Employees	Section 8.7(a)
Company Financial Statements	Section 5.6(b)
Company Real Property	Section 5.11(b)
Company Reports	Section 5.6(c)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Company Subsidiaries	Section 5.2(a)
Company Termination Fee	Section 10.3(a)
Confidentiality Agreement	Section 8.1
Debt Offer	Section 8.15
Effective Time	Section 2.3
Environmental Claims	Section 5.20(b)
Environmental Laws	Section 5.20(a)
Excluded Shares	Section 4.1(a)
Expenses	Section 10.3(e)
Filed Company Reports	Article V
Financing	Section 6.7
Financing Commitment	Recitals
Franchise Agreement	Section 5.18(a)
Franchisee	Section 5.18(a)
Governmental Requirements	Section 5.5(a)
Holder	Section 4.2(a)
Indemnified Parties	Section 8.8(a)
Indenture Amendments	Section 8.15
Intellectual Property	Section 5.17(d)
Leased Real Property	Section 5.11(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)
Merger Sub	Introduction
New Plans	Section 8.7(b)
Old Plans	Section 8.7(b)
Option Cash Payment	Section 4.3(a)
Outside Date	Section 10.1(b)
Owned Real Property	Section 5.11(a)
Parent	Introduction
Parent Disclosure Letter	Article VI
Paying Agent	Section 4.2(a)
Owned Real Property	Section 5.11(a)

Term	Section
Permits	Section 5.19
Preferred Stock	Section 5.3(a)
Proxy Statement	Section 8.2(a)
Real Property Leases	Section 5.11(b)
Recommendation	Section 5.4(b)
Representatives	Section 8.1
Requisite Stockholder Vote	Section 5.4(a)
Restricted Share	Section 4.3(b)
Restricted Stock Unit	Section 5.3(a)
Senior Notes	Section 8.15
Sponsor	Recitals
Stockholders Agreements	Recitals
Surviving Corporation	Section 2.1
Title IV Plan	Section 5.15
UFOC	Section 5.23(b)
Voting Company Debt	Section 5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall have the effect set forth in Section 11.07 of the MBCA.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 9:00 a.m. (New York time) on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger as contemplated by the MBCA (the “Articles of Merger”), together with any required related certificates, with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later date and time as the Company and Parent may agree upon and as is set forth in such Articles of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Articles of Organization. The Articles of Organization of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation (the “Articles of Organization”) until thereafter amended as provided therein or by Applicable Law.

Section 3.2 By-Laws. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by Applicable Law.

Section 3.3 Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time, as set forth on a schedule delivered by Parent to the Company prior to the Effective Time, shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK; EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares (A) held in treasury by the Company or (B) held by any wholly-owned Company Subsidiary (collectively, “Excluded Shares”) and (ii) Restricted Shares) shall be converted into the right to receive, in accordance with this Article IV, $15.50 in cash (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”).

(b) Cancellation of Common Shares.

(i) At the Effective Time, each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, other than any shares described in Section 4.1(a)(i)(B), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 4.2 Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company, as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or at the Effective Time, Parent shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, cash in an amount equal to the aggregate Merger Consideration which the holders of record of Certificates (each a “Holder”) are entitled to receive pursuant to this Article IV plus cash to pay for Options and Restricted Shares pursuant to Section 4.3(a) and Section 4.3(b), respectively (such deposited cash being hereinafter referred to as the “Merger Fund”).

(ii) As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (other than a Holder of Certificates representing Excluded Shares, but including Certificates representing Restricted Shares) (A) a letter of transmittal (which shall be in customary form and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and which shall be in such form and have such other customary provisions as Parent and the Surviving Corporation may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by such Holder pursuant to Section 4.1(a) or Section 4.3(b), as applicable.

(iii) Each Holder of a Certificate representing any Common Shares that have been converted into a right to receive the Merger Consideration pursuant to Section 4.1(a) or Section 4.3(b) shall, upon surrender of such Certificate for cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Common Share formerly represented by such Certificate, in the form of a check, to be promptly mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate) and the Certificate so surrendered shall forthwith be marked canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv) In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Paying Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(v) The Merger Consideration paid in accordance with the terms of this Article IV in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares represented thereby.

(b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder who has not previously complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for, and Parent and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration (without interest) upon due surrender of their Certificates.

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares (including Restricted Shares) or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares (including Restricted Shares) or Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Investment of Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund, as directed by Parent, on a daily basis; provided that in the case of any losses incurred as a result of such investments, Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Article IV. Any interest and other income resulting from such investments shall be paid to Parent.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Common Shares (or securities convertible or exchangeable into or exercisable for Common Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, other than as permitted by Section 7.1, the Merger Consideration shall be correspondingly adjusted to reflect such change.

Section 4.3 Treatment of Options and Restricted Shares.

(a) Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled and converted into the right to receive, subject to Section 4.2(e), an amount in cash, without interest, equal to the product of (i) the total number of Common Shares subject to such Option

(assuming full vesting of such Option) and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Common Share subject to the Option, with the aggregate amount of such payment rounded up to the nearest cent (the “Option Cash Payment“). As of the Effective Time, all Options shall no longer be outstanding and shall automatically cease to exist and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

(b) Restricted Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any restricted shares, including restricted shares that are converted from Restricted Stock Units into restricted shares at the Effective Time (each, a “Restricted Share”), each Restricted Share (whether vested or unvested) outstanding immediately prior to the Effective Time shall vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and the Certificates that immediately prior to the Effective Time represented Restricted Shares shall be converted into the right to receive, in respect of each underlying Common Share, the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article IV.

(c) Paying Agent. Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with a list of all holders of Options certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent. As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Options a letter of transmittal (which shall be in customary form) and instructions for use in obtaining the value of such Options as contemplated by Section 4.3(a). All payments with respect to canceled Options shall be made by the Paying Agent (and Parent shall cause the Paying Agent to make such payments) as promptly as practicable after the receipt by the Paying Agent of a properly completed letter of transmittal, duly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions from funds deposited by or at the direction of Parent (in order to pay such amounts) in accordance with Section 4.2(a).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as otherwise disclosed to Parent in a letter (the “Company Disclosure Letter”) delivered to it by the Company prior to the execution of this Agreement, it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, and (ii) other than with respect to Section 5.3, as disclosed in the Company Reports publicly available prior to the date hereof (the “Filed Company Reports”) and only as and to the extent disclosed therein (other than any disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature), it being understood and agreed that each such disclosure in the Filed Company Reports applies only to such sections of this Article V to which its relevance is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and in good standing does not have and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof. The Company is not in material violation of any of the provisions of its Constituent Documents.

Section 5.2 Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the “Company Subsidiaries”) and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed, qualified and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of the Constituent Documents of each of the Company Subsidiaries, as amended and in effect on the date hereof.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned free and clear of any Encumbrances other than Permitted Encumbrances.

(c) Other than shares of capital stock or other equity interests of the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity interests in any entity.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of Fifty Million (50,000,000) Common Shares and One Million (1,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”) of which 15,000 shares are designated as Series A Junior Preferred Stock and have been reserved for issuance upon the exercise of the rights under the Rights Plan. At the close of business on June 11, 2007, (i) 8,176,121 Common Shares were issued and outstanding (of which 41,747 were Restricted Shares), (ii) no shares of Preferred Stock were issued or outstanding, (iii) no Common Shares were held in treasury by the Company, (iv) 556,897 Common Shares were subject to outstanding Options and (v) 267,735 Common Shares were reserved for issuance (but not yet issued) pursuant to the Company’s stock plans listed on Section 5.3(a) of the Company Disclosure Letter, including 60,000 Common Shares issuable pursuant to (A) restricted stock units held by the Company’s directors and (B) those Restricted Stock Unit Award Agreements issued to certain officers of the Company listed on Section 5.3(a) of the Company Disclosure Letter (collectively, the “Restricted Stock Units”). Except as set forth above, at the close of business on June 11, 2007, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been, and all shares which may be issued pursuant to the exercise of Options or pursuant to the Company’s stock plans listed on Section 5.3(a) of the Company Disclosure Letter will be (when issued in accordance with the respective terms thereof), duly authorized, validly issued, fully paid and nonassessable. From the close of business on June 11, 2007 until the date of this Agreement, no options to purchase shares of Common Shares or Preferred Stock have been granted and no Common Shares or Preferred Stock have been issued, except pursuant to the exercise of Options in accordance with their terms.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 5.3(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date hereof, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) in any Person. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

Section 5.4 Authority for Agreements.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for approval of this Agreement (the “Company Stockholder Approval”) by the holders of at least two-thirds of the outstanding Common Shares entitled to vote in accordance with the MBCA (the “Requisite Stockholder Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

(b) The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders approve this Agreement (collectively, the “Recommendation”).

Section 5.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and consummation of the transactions contemplated hereby, including the Merger, by the Company and the consummation of the transactions contemplated by the Stockholders Agreements do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the MBCA (the requirements in clauses (i), (ii) and (iii) collectively, the “Governmental Requirements”) and (iv) any such consent, approval, authorization, permit, filing, or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

(b) Except for the Requisite Stockholder Vote, as set forth in Section 5.5(b) of the Company Disclosure Letter or as contemplated by Section 5.5(a), no consent or approval of any other Person is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, including the Merger, except where the failure to obtain any such consent or approval would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

(c) None of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Requisite Stockholder Vote, consummation by the Company of the transactions contemplated hereby, including the Merger, or compliance by the Company with any provisions hereof, nor the consummation of the transactions contemplated by the Stockholders Agreements, will (i) violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without the giving of due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation, or result in the loss of any benefits by the Company or any Company Subsidiary, under, any agreement, undertaking, commitment or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any Company Subsidiary or (iv) violate or conflict with any Applicable Law to which the Company or any Company Subsidiary, is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, (A) have or be reasonably expected to have, a Company Material Adverse Effect or (B) be reasonably expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

(d) The Company has taken all action necessary to render the Rights Agreement inapplicable to the execution of this Agreement and the Stockholders Agreements and consummation of the transactions contemplated hereby and thereby, including the Merger, such that none of the execution of this Agreement or the Stockholders Agreements, and consummation of the transactions contemplated hereby and thereby, including the Merger, will result in the grant of any rights to any person under the Rights Plan or enable or require any rights outstanding thereunder to be exercised, distributed or triggered.

(e) Takeover Statutes. The provisions of Massachusetts General Laws Chapter 110D do not apply to the Company, the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby. The Company Board has taken all actions necessary such that the restrictions contained in Massachusetts General Laws Chapter 110C and 110F do not apply to the Merger, this Agreement, the Stockholders Agreements and the transactions contemplated hereby and thereby; provided, that, for purposes hereof, Parent and Merger Sub hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. To the Knowledge of the Company, there is no other “control share acquisition,” “fair price,” “business combination”, “control share acquisition” statute or other similar statute or regulation that applies to the Merger, this Agreement, the Stockholders Agreements or any of the transactions contemplated hereby or thereby.

Section 5.6 Company Financial Statements; SEC Reports.

(a) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated. All of the Company Subsidiaries are consolidated for accounting purposes.

(b) The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c) The Company and each Company Subsidiary has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it to the SEC since January 1, 2005 (the “Company Reports”). As of its respective date, each Company Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company Report. No Company Subsidiary is required to file any form, report or other document with the SEC.

(d) Each of the then-acting principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

(e) Since the enactment of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder, the Company has been and is in compliance in all material respects with the applicable provisions thereunder.

(f) The Company has implemented and maintains a system of internal control over financial reporting that is designed to ensure (i) that transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with GAAP and to maintain accountability for the Company consolidated assets, (ii) that transactions, receipts and expenditures are executed only in accordance with the authorization of management, (iii) access to the Company’s assets is permitted only with management’s authorization and the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company Financial Statements and (iv) accounts, notes and other receivables and inventory are recorded accurately and collected on a current and timely basis. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting

(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed in all material respects to ensure that (i) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 5.7 Absence of Certain Changes. Except as set forth on Section 5.7 of the Company Disclosure Letter, since December 31, 2006, (a) there has been no event, occurrence, fact, condition, change, development or effect which, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby; and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice.

Section 5.8 Litigation. As of the date hereof, there (a) is no suit, action, proceeding or, to the Knowledge of the Company, investigation or inquiry (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any of their respective properties, assets or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby and (b) is not any judgment, decree, injunction, rule, writ or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby. Except as set forth on Section 5.8 of the Company Disclosure Letter, to the Knowledge of the Company, no officer or director of the Company is a defendant in any suit, action or proceeding commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company.

Section 5.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (a) liabilities reflected on or reserved against in the Company’s consolidated balance sheet as of December 31, 2006 included in the Company Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (c) liabilities incurred in connection with the transactions contemplated hereby and (d) liabilities which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.10 Taxes.

(a) Except as set forth in Section 5.10(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries have (i) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate Taxing Authorities all income Tax Returns and all other material federal, state, local and foreign Tax Returns required to be filed by them on or prior to the date hereof (taking into account any applicable extensions), and all such Tax Returns are correct and complete in all material respects and (ii) duly and timely paid in full all material Taxes due and owing (whether or not shown on any Tax Return) and has made provision in accordance with GAAP in the Company Financial Statements most recently filed with the SEC for the payment of all Taxes not yet due and owing for all periods or portions thereof ending on the date hereof;

(b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to a material amount of Taxes or any material Tax Returns of the Company or any Company Subsidiary;

(c) The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, (ii) with respect to federal income Taxes and any material other Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have not yet been initiated and (iii) any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any income Tax Returns and all other material federal, state, local and foreign Tax Returns of the Company or any of the Company Subsidiaries, in each case which have been requested in writing by Parent;

(d) As of the Closing Date, neither the Company nor any Company Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to a material amount of Taxes.

(e) Neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the promulgated regulations thereunder.

(f) With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any Company Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any Company Subsidiary has pending any application with any Taxing Authority requesting permission for any change in any accounting method, except for an automatic change in accounting method which is expected to be filed with the Company’s 2006 Federal income Tax Return which will allow the Company to defer the recognition of gift cards sold but not redeemed for one year; and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any Company Subsidiary.

(g) Each Company Subsidiary, other then Restaurant Insurance Corporation and Friendly’s International, Inc., is treated as a “disregarded entity” for U.S. federal income tax purposes and, to the Knowledge of the Company, under applicable state and local income or franchise Tax law. Restaurant Insurance Corporation is an insurance company licensed as such under Vermont law.

Section 5.11 Real Property; Title to Property.

(a) Section 5.11(a) of the Company Disclosure Letter sets forth the location and description of all real property owned in fee by the Company or any of the Company Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (as applicable) has good, valid and marketable fee title to each parcel of Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. There is no material default or claim of material default under any Real Property Lease by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof. Neither the Company nor any Company Subsidiary has received any written, nor to the Knowledge of the Company, any oral, communication from any party to a Real Property Lease or on behalf of any such party that such party intends to cancel, terminate or fail to renew such Real Property Lease.

(b) Section 5.11(b) of the Company Disclosure Letters sets forth, in all material respects, a correct and complete list of all leases, subleases, licenses and other agreements under which the Company or any of the Company Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy any real property (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”). The leases, subleases, sub-subleases, licenses and other agreements governing such Leased Real Property are referred to herein as the “Real Property Leases.” The Company has delivered or made available to Parent or Merger Sub correct and complete copies of all Real Property Leases, as amended and in effect on the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (as applicable) has a good and valid leasehold interest in the Leased Real Property, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property are in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as, individually or in the aggregate, has not, and would not, reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries (a) has good and valid title to all of the properties, assets and other rights that would not constitute real property (other than Intellectual Property) as reflected on the Company’s consolidated balance sheet (including in any related notes thereto) as of December 31, 2006, free and clear of all Encumbrances and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business, in the case of clause (a) and (b), except for Permitted Encumbrances or where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the tangible assets (other than Intellectual Property) used by the Company or any of the Company Subsidiaries is in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as, individually or in the aggregate, has not, and would not, reasonably be expected to have a Company Material Adverse Effect.

Section 5.12 Insurance. Copies of all material insurance policies maintained by the Company and the Company Subsidiaries as of the date hereof have been provided or made available to Parent or Merger Sub. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, (b) neither the Company nor any Company Subsidiary is in breach or default, and to the Knowledge of the Company, no event has occurred which, with or without the giving of due notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification under any policy, (c) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy and (d) all appropriate insurers under such policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed the Company or any of the Company Subsidiaries of any denial of coverage or reservation of rights thereto.

Section 5.13 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the Exchange Act.

Section 5.14 Brokers. No Person other than Goldman, Sachs & Co. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 5.15 Employee Benefit Plans; ERISA.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; all current summary plan descriptions; all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; and all amendments and modifications to any such document.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect such qualification. Each Company Benefit Plan has been operated in accordance with its terms and Applicable Law (including ERISA and the Code), except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Liability; Compliance.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 5.15(c) of the Company Disclosure Letter, neither the Company, nor any Company Subsidiary, nor any Company Related Person has in the past six (6) years maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company, nor any Company Subsidiary, nor any Company Related Person has in the past six (6) years been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(ii) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by such plan, agreement or Applicable Law, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) No disputes are pending before, or to the Knowledge of the Company, are threatened by any Governmental Entity or by or on behalf of any participant or beneficiary against any Company Benefit Plan, other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iv) Except as set forth in Section 5.15(c) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is subject to Part 3 of Title I or Title IV of ERISA (a “Title IV Plan”): (A) no

reportable event under Section 4043 of ERISA for which the notice requirement has not been waived has occurred; (B) no accumulated funding deficiency, whether or not waived under Code Section 412 has been incurred; (C) no liability to the Pension Benefit Guaranty Corporation has been incurred and all premiums required to be paid thereto have been paid on behalf of each Title IV Plan; and (D) no event or condition exists which (1) would constitute grounds for termination by the Pension Benefit Guaranty Corporation or (2) has caused or would give rise to a partial termination of any such Title IV Plan.

(v) No non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(vi) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the Company and Company Subsidiaries have no liability with respect to any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to retired employees (other than as required by Section 601 of ERISA).

(vii) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (A) entitle any Company Employee (as defined in Section 8.7) to severance pay, (B) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any Company Employee, (C) result in any sale bonus, stay bonus or other transaction-based bonus being due to any Company Employee or (D) result in the payment to any Company Employee of any amount that would be an “excess parachute payment” within the meaning of Section 280G of the Code.

(viii) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the Company and Company Subsidiaries have no material unfunded liabilities for benefits or claims accrued pursuant to any Company Benefit Plan which is not intended to be qualified under Section 401(a) of the Code that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.16 Labor Matters. None of the Company or any of the Company Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement and, to the Knowledge of the Company, there are no labor unions or other organizations representing, or purporting to represent, any employees employed by the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor union is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. Since January 1, 2005, to the Knowledge of the Company, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no controversies pending or, to the Company’s Knowledge, threatened between the Company and/or any Company Subsidiary on the one hand and any of their employees or former employees on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.17 Intellectual Property Rights.

(a) Section 5.17 of the Company Disclosure Letter lists all registrations or applications for registration of any Intellectual Property used in the business as presently conducted and as presently anticipated to be conducted. The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted

Encumbrances, or have a right to use, all Intellectual Property material to the conduct of their respective businesses (as applicable). All material Intellectual Property is valid, subsisting and enforceable in all material respects and is sufficient to operate the businesses of the Company and the Company Subsidiaries as presently conducted.

(b) Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, (ii) none of the Intellectual Property is being infringed by any third party and (iii) neither the Company nor any Company Subsidiary is infringing, misappropriating or violating any Intellectual Property of any third party and no such claim has been asserted or, to the Knowledge of the Company, has been threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any Intellectual Property and (ii) consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary for the business of the Company or any of the Company Subsidiaries as currently conducted.

(d) For purposes of this Agreement, “Intellectual Property” means (i) all patents, trademarks, trade names, service marks, copyrights, domain names relating to the Company’s and each of the Company Subsidiary’s respective businesses or owned by the Company or any of the Company Subsidiaries, and all pending applications for and registrations of any of the foregoing; (ii) copyrights and copyrightable works (including databases, software and Internet site content), brand names and logos; and (iii) all computer software programs and trade secrets, inventions, formulae, data, improvements, know-how, confidential information, engineering and technical drawings, processes, methodologies, trade dress and other proprietary intellectual property rights.

Section 5.18 Contracts.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a correct and complete list of each contract (whether written or oral) to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

(i) contains outstanding obligations in excess of One Million Dollars ($1,000,000) in any twelve (12)-month period or is otherwise material (within the meaning of Item 601 of Regulation S-K under the Exchange Act) to the business of the Company and the Company Subsidiaries taken as a whole as currently conducted that cannot be terminated without penalty upon sixty (60) days’ prior written notice;

(ii) contains covenants that would obligate the Company or any of the Company Subsidiaries to provide products or services to a counterparty on terms at least as favorable to such counterparty as those which are offered to any other third party;

(iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to provide any products or services generally or in any market segment or in any geographic area, or to compete with any Person or restricting the ability of the Company or any of the Company Subsidiaries to acquire equity securities of any Person;

(iv) the Company or any of the Company Subsidiaries has (a) incurred, or may incur, any indebtedness for borrowed money or (b) given any guarantee in respect of indebtedness for borrowed money;

(v) provides for a joint venture or partnership (without regard to legal form);

(vi) is a standby letter of credit, performance or payment bond, or surety bond of any nature;

(vii) with respect to Section 5.18(a)(vii) of the Company Disclosure Letter, the Company has set forth the name of each Person (each a “Franchisee”), and the number and location of each Friendly’s restaurant (whether traditional or non-traditional) operated by such Franchisee; each such Franchisee is a party to or is otherwise bound by a currently effective franchise agreement related to each Friendly’s restaurant it operates and, as indicated on Section 5.18(a)(vii) of the Company Disclosure Letter, may also be a party to a development agreement (each, a “Franchise Agreement” and collectively, the “Franchise Agreements”) which grants or purports to grant to such Franchisee the right to operate Friendly’s restaurants and, if so indicated on Section 5.18(a)(vii) of the Company Disclosure Letter, the right to develop one or more “Friendly’s” restaurants within a geographic area, and the Company has previously made available to Parent forms that contain the substantive terms of each type of Franchise Agreement; or

(viii) is an employment, severance, retention or indemnification contract applicable to (A) any “named executive officer” (as such term is defined in Item 402 of Regulation S-K under the Exchange Act) or director of the Company, (B) any regional chief executive officer of the Company or (C) any employee of the Company or any Company Subsidiary entitled to at least one (1)-year’s severance pay, in each case, that cannot be canceled by the Company (or the applicable Company Subsidiary) upon sixty (60) days’ notice without liability, penalty or premium (each contract of the type described in clauses (i) through (vii), the “Company Contracts”). The Company has delivered or made available to Parent or Merger Sub complete and correct copies of each Company Contract.

(b) Except as set forth on Section 5.18(b) of the Company Disclosure Letter:

(i) each Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto, and to the Knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity, and is in full force and effect; and

(ii) there is no material default or claim of material default under any Company Contract by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof. Neither the Company nor any Company Subsidiary has received any written nor, to the Knowledge of the Company, any oral communication from any party to a Company Contract or on behalf of any such party that such party intends to cancel, terminate or fail to renew such Company Contract.

(c) Except as listed on Section 5.18(c) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has filed each contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

Section 5.19 Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary is in violation of and, to the Knowledge of the Company, no investigation is pending with respect to or has been threatened to be charged with or given notice of any violation of, any Applicable Law, except for any violation or possible violation that, individually or in the aggregate, (a) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (b) would not be reasonably expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely effect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby. The Company and the Company Subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals (“Permits”) of and from, and has made all material declarations and filings with, each Governmental Entity necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets, except where the failure hold such Permits or make such declarations and filings do not have and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except where the failure to be valid or in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority that the Company or such Company Subsidiary is or may become party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any such Permit.

Section 5.20 Environmental Laws and Regulations.

(a) The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all, and neither the Company nor any Company Subsidiary has any liability under any, Applicable Laws relating to pollution, protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), worker health and safety, as related to exposure to Hazardous Materials (collectively, “Environmental Laws”), which compliance includes the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for instances of non-compliance which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of the Company Subsidiaries has received written notice of any actions, causes of action, claims, demands, notices or, to the Knowledge of the Company, investigations by any Person asserting or alleging actual or potential liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of the business of the Company and the Company Subsidiaries, or otherwise that have led to, or are reasonably expected to lead to, any Environmental Claims against the Company or any Company Subsidiary, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Releases of Hazardous Materials have occurred at, from, in, to, on, or under any currently or formerly owned or leased real property and no Hazardous Materials are present in, on, at, migrating from or, to the Knowledge of the Company, migrating to any currently or, to the Knowledge of the Company, formerly owned or leased real property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there have been no material environmental investigations, studies or reports conducted by, on behalf of the Company or any of the Company Subsidiaries during the past ten (10) years, or which are in the possession of the Company or any of the Company Subsidiaries with respect to any currently or formerly owned or leased real property that have not been made available to Parent prior to execution of this Agreement.

(f) Neither the Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar agreement with any Governmental Entity that has not otherwise been resolved without any remaining material liability or material obligations under any Environmental Laws.

The representations and warranties made by the Company and each of the Company Subsidiaries in Sections 5.5, 5.6, 5.9 and this Section 5.20 are the only representations and warranties made in this Agreement regarding matters arising under, or regulated pursuant to, any Environmental Law.

Section 5.21 Opinion of Financial Advisor. The Company Board has received an opinion from Goldman, Sachs & Co., dated as of the date hereof, (which opinion will be confirmed in writing) to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares.

Section 5.22 Affiliate Transactions. There are no Contracts or transactions between the Company or any of the Company Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of the Company Subsidiaries, (b) record or beneficial owner of ten percent (10%) or more of the voting securities of the Company or (c) Affiliate of any such executive officer, director or record or beneficial owner, on the other hand, in each case that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, except those of a type available to employees of the Company generally.

Section 5.23 Franchise Matters.

(a) Section 5.23(a) of the Company Disclosure Letter lists each state or other jurisdiction in which the Company and each Company Subsidiary is currently registered as a franchisor, or with which the Company and each Company Subsidiary filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration. Except as set forth in Section 5.23(a) of the Company Disclosure Letter, all franchise registrations remain in full force and effect and are not the subject of any existing or threatened government or other action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance that would reasonably be expected to impair the Company’s or any Company Subsidiary’s ability routinely to renew or amend any such franchise registration and/or enter into Franchise Agreements in any jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is currently in compliance with all laws relating to the offer and sale of franchises in all jurisdictions where the Company or any of the Company Subsidiaries is conducting franchise activities and has, without limitation, prepared all disclosure documents and secured all registrations to effectuate such franchise activities.

(b) The current Uniform Franchise Offering Circulars (“UFOCs”) used by the Company or any of the Company Subsidiaries do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 5.23(b) of the Company Disclosure Letter, each current Franchisee signed a UFOC Item 23 “receipt” at least ten (10) Business Days prior to executing his/her/its Franchise Agreement.

(c) Except as set forth in the UFOCs or in Section 5.23(c) of the Company Disclosure Letter, (i) there is no franchise or franchise-related action, suit, claim, proceeding or investigation pending against the Company or any of the Company Subsidiaries, (ii) to Company’s Knowledge there has not been any Franchisee complaint, threats to initiate any action, suit, claim, proceeding or investigations, threats to file complaints with any Governmental Entity, (iii) there exists no formal complaint, inquiry, investigation, or judicial or administrative action or proceeding, or injunction, writ or order communicated, commenced or issued (as the case may be) by any Governmental Entity to or against the Company or any of the Company Subsidiaries regarding its offer and sale of franchises, the administration of its franchise network, advancing or referring to any complaint received from any Franchisee, inquiring of or contesting any element of the Company’s franchise program or franchise relationships, and/or otherwise related to the Company’s and the Company Subsidiary’s compliance with any franchise law, and (iv) to Company’s Knowledge, there exists no material action, suit, claim proceeding or investigation by any third party against any of the Franchisees in which the Company or any Company Subsidiary is or may become a party thereto, including under a negligence or “vicarious liability” theory.

(d) Except as set forth in Section 5.23(d) of the Company Disclosure Letter, to Company’s Knowledge, none of the Franchisees are currently involved in a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding; or contemplating or scheduled to undertake a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding.

(e) Except as set forth on Section 5.23(e) of the Company Disclosure Letter, no Franchisee has a protected territory, exclusive territory, right of first refusal, option or similar arrangement with respect to a franchised location.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent prior to the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Corporate Status. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since their respective dates of incorporation, neither Parent nor Merger Sub has engaged in any activities other than in connection with the transactions contemplated hereby. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate or shareholder action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 6.3 Consents and Approvals; No Violations.

(a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub or consummation by Parent or Merger Sub of the transactions contemplated hereby.

(b) Except as contemplated by Section 6.3(a), no consent or approval of any other Person is required to be obtained by Parent or Merger Sub for the execution, delivery or performance of this Agreement by Parent or Merger Sub or consummation by Parent or Merger Sub of the transactions contemplated hereby, including

Merger, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Subject to compliance with the Governmental Requirements, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent or Merger Sub with any provisions hereof, will (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without the giving of due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of Parent or Merger Sub, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which Parent or Merger Sub, or the property or assets of Parent or Merger Sub, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Parent or Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.5 Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.6 Litigation. There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.7 Financing. Parent has delivered to the Company a true and complete copy of the executed Financing Commitment, pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Financing”). The Financing Commitment has not been amended or modified in any material respect, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded. The Financing Commitment is in full force and effect. The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. Subject to the terms and conditions of the Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitment will be sufficient for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. Parent does not have any Knowledge that any event has occurred which, with or without the giving of due notice or the lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitment. Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it and contained in the Financing Commitment. For avoidance of doubt, it shall not be a condition to Closing for Parent to obtain the Financing or any alternative financing.

Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor, to the Knowledge of Parent, any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares.

Section 6.9 Interest in Competitors. Except as set forth in Section 6.9 of the Parent Disclosure Letter, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 6.10 Management Agreements. Except as contemplated by this Agreement, as of the date hereof, there are no contracts or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any of the Company’s officers, employees or directors, on the other hand.

ARTICLE VII

CONDUCT OF BUSINESS BY COMPANY

Section 7.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, or except as set forth on Section 7.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with third parties and to keep available the services of its current key employees, subject to the terms of this Agreement. In the event the Closing shall not have occurred by November 19, 2007, the Company shall extend the term of Rights Plan until the Outside Date. In addition to and without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall (i) be in the sole discretion of Parent with respect to those actions prohibited by subsections (a), (b), (c), (d), (f)(i), (f)(ii), (f)(v), (g), (m), (n), (p), (r) and (s) with respect to actions pertaining to the foregoing subsections and (ii) not be unreasonably withheld with respect to those actions prohibited by the remaining subsections with respect to actions pertaining thereto):

(a) the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents or the Rights Plan, except as expressly contemplated by this Agreement;

(b) the Company shall not, and shall not permit any Company Subsidiary to declare, set aside or pay any shareholder dividend or other distribution except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

(c) the Company shall not, and shall not permit any Company Subsidiary to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;

(d) the Company shall not, and shall not permit any Company Subsidiary to merge or consolidate with any other Person or acquire the assets or capital stock of any other Person, except (i) that a Company Subsidiary may merge with another Company Subsidiary and (ii) for any acquisitions of inventory in the ordinary course of business consistent with past practice;

(e) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license, subject to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice, except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof) or (ii) sales in the ordinary course of business consistent with past practice and in an amount not in excess of One Million Dollars ($1,000,000) in the aggregate;

(f) the Company shall not, and shall not permit any Company Subsidiary to, (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock, or enter into any amendment of any term of any of its outstanding securities (except for issuances of Common Shares (A) in connection with the exercise of Options outstanding on the date hereof and (B) pursuant to Options required to be granted pursuant to preexisting contractual commitments or pursuant to a Company Benefit Plan), (ii) incur, guarantee or assume (on its own behalf or on behalf of another Person) any indebtedness (other than (A) short-term borrowings under credit facilities existing on the date hereof in the ordinary course of business consistent with past practice or (B) in connection with any acquisition entered into pursuant to Section 7.1(c) or as set forth on Section 7.1 of the Company Disclosure Letter), (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Company Subsidiaries or customary loans or advances to non-officers employees in accordance with past practice), (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice an in accordance with the Company’s budgeted capital expenditures for fiscal years 2007 and 2008, or (v) accelerate the vesting of any Options or Restricted Shares (except as required pursuant to preexisting contractual commitments);

(g) except as required by Applicable Law or by contract, the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in compensation (whether base salary, wages or bonus opportunities or amounts) of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary (other than increases in the ordinary course of business consistent with past practice for employees and merit increases in base salary for employees, in each case not exceeding the greater of three percent (3%) and $10,000 and increases pursuant to previously existing contractual arrangements);

(h) except as required by Applicable Law or in connection with any acquisition entered into pursuant to Section 7.1(c) or as set forth on Section 7.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into or amend or modify, in any material respect, any Company Benefit Plan or any severance, consulting, retention or employment agreement (other than with respect to agreements for new hires in the ordinary course of business consistent with past practice or which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) other than in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant or agent of the Company or any Company Subsidiary, as the case may be (other than (A) with respect to consultants, agents or employees below the level of vice president, any such termination as a result of “cause” or which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits shall not exceed One Hundred Thousand Dollars ($100,000), individually, or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate with respect to all such terminations or (B) any termination to avoid statutory disqualification under the Exchange Act);

(i) the Company shall not change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP as agreed by Ernst & Young LLP, the Company’s independent auditors;

(j) the Company shall not, and shall not permit any Company Subsidiary to, pay, discharge, settle or satisfy any (i) material litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or (ii) claim under any insurance policy in excess of $20,000 for a single claim or $125,000 in the aggregate;

(k) the Company shall not, and shall not permit any Company Subsidiary to, (i) make or rescind any election relating to a material amount of Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to a material amount of Taxes or (v) other than as required by Applicable Law and except for the automatic change contemplated by Section 5.10(f), change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

(l) the Company shall not, and shall not permit any Company Subsidiary to, terminate, cancel, materially modify or fail to maintain in full force and effect any material insurance policy maintained by it or any Company Subsidiary, which (in the event of a termination or cancellation) is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

(m) the Company shall not, and shall not permit any Company Subsidiary to, purchase or redeem any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than (i) as otherwise contractually required or (ii) for any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests;

(n) the Company shall not, and shall not permit any Company Subsidiary to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s Affiliates, other than transactions solely among the Company and the Company’s Subsidiaries;

(o) the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into any contract, agreement or arrangement (whether written or oral) that if existing on the date hereof would be a “Company Contract” other than Contracts with suppliers and customers in the ordinary course consistent with past practice, or (ii) terminate, amend, supplement or modify in any material respect, or waive any material term under, any Company Contract to which the Company or any of the Company Subsidiaries is a party;

(p) the Company shall not, and shall not permit any Company Subsidiary to, waive, fail to enforce or grant any consent under any provision of any confidentiality agreement or standstill or similar agreement (or any agreement containing a standstill or similar provision) to which it is a party or otherwise has rights;

(q) the Company shall not, and shall not permit any Company Subsidiary to, enter into any material line of business other than the line of business in which the Company and the Company Subsidiaries are currently engaged as of the date of hereof;

(r) the Company shall not, and shall not permit any Company Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger; and

(s) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

Section 7.2 Conduct of Parent and Merger Sub Pending the Merger.

(a) During the period from the date of this Agreement through the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

(b) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountant or other advisor, agent or authorized representative (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of normal business activity throughout the period prior to the Effective Time to all of its books, records, properties, premises, personnel and advisors during such period and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent, (a) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as is restricted by Applicable Law, and (b) all other information as Parent reasonably may request; provided that the Company and the Company Subsidiaries shall not be obligated to disclose (A) any competitively sensitive information or (B) any information that, in the reasonable judgment of outside counsel to the Company, would result in the loss of attorney-client privilege with respect to such information. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any suits, actions, proceedings or investigations commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (iii) any event, occurrence, fact, condition, change, development or effect known to it that (a) in the case of the Company, individually or taken together with all other events, occurrences, facts, conditions, changes, developments or effects known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein. Notwithstanding the foregoing, neither any investigation pursuant to this Section 8.1 nor the delivery of any notice pursuant to this Section 8.1 shall limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement. Each party shall continue to abide by the terms of the confidentiality agreement between Sun Capital Partners Group IV, Inc. and the Company, dated March 30, 2007 (the “Confidentiality Agreement”).

Section 8.2 Proxy Statement.

(a) As soon as reasonably practicable, and in any event within 14 days, following the date hereof, the Company shall prepare and file with the SEC, a proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”). Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall as promptly as practicable notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto; provided that the Company shall give Parent copies of all written materials contemplated by clause (i) or (ii). All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and comment of Parent, and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company, Parent or Merger Sub, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 8.3 Company Stockholders’ Meeting. The Company, acting through the Company Board, shall, in accordance with its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Common Shares (the “Company Stockholders’ Meeting”) for the sole purpose of seeking the Company Stockholder Approval and shall (a) except as otherwise provided in Section 8.4(b), recommend approval of this Agreement and include in the Proxy Statement the Recommendation and (b) use its commercially reasonable efforts to solicit the approval of this Agreement by the holders of the Common Shares. Unless this Agreement has been terminated, nothing contained in this Agreement (including any Adverse Recommendation Change) will limit the Company’s obligation to convene and hold the Company Stockholders Meeting (regardless of whether the Company Board shall have made an Adverse Recommendation Change); provided, that the Company Board may fail to include the Recommendation in the Proxy Statement if the Company Board shall have made an Adverse Recommendation Change.

Section 8.4 Acquisition Proposals.

(a) The Company shall not, nor shall it authorize or permit any Company Subsidiary, or any of their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly induce, encourage or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations (other than with Parent, Merger Sub or their respective directors, officers or employees or Representatives) regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. The Company and the Company Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by Affiliates or representatives of the Company or the Company Subsidiaries) with respect to consideration of any Alternative Transaction Proposal.

The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, the Company Subsidiaries or their agents and representatives to any such third parties. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Alternative Transaction Proposal that the Company Board determines in good faith (i) after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal advisor, that such Alternative Transaction Proposal constitutes or is reasonably expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Transaction Proposal would be inconsistent with its fiduciary duties to the holders of the Common Shares under Applicable Law, the Company may in response to such Alternative Transaction Proposal, subject compliance with Section 8.4(d), and after giving Parent written notice of such action, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing terms no more favorable to such person than those contained in the Confidentiality Agreement, including in respect to any standstill provisions; provided that a copy of all such information not previously provided to Parent (or its Representatives) is promptly provided to Parent, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. Notwithstanding the foregoing, nothing in this Section 8.4(a) shall prohibit the Company from contacting and engaging in discussions with any Person who has made an unsolicited bona fide written Alternative Transaction Proposal solely for the purpose of clarifying such Alternative Transaction Proposal and any material terms, and the conditions to consummation, thereof so as to determine whether it could be reasonably expected for such Alternative Transaction Proposal to lead to a Superior Proposal.

(b) Neither the Company Board nor any committee thereof shall, directly or indirectly, (i) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the Recommendation (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or (B) requiring it to abandon, delay, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided that in the case of clause (iii), that the Company shall not be prohibited from entering into a confidentiality agreement pursuant to Section 8.4(a). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the holders of the Common Shares under Applicable Law; provided that the Company Board may not effect an Adverse Recommendation Change unless (i) the Company Board shall have first provided three (3) Business Days prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change, which notice shall contain, with reasonable detail, the facts and conclusions that led the Company Board to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law (it being understood and agreed that any material change to such facts and conclusions shall require a new Adverse Recommendation Change Notice and a new three (3) Business Day notice period) and (ii) in making a determination to make an Adverse Recommendation Change, the Board shall have taken into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Change Notice or otherwise). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under Applicable Law.

(d) In addition to the obligations of the Company listed in Section 8.4(a) and Section 8.4(b), the Company shall promptly (and, in any event, within 24 hours) advise Parent orally and in writing of any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees or Representatives. The Company shall keep Parent reasonably informed of the status (including any change to the terms and conditions thereof) of any such Alternative Transaction Proposal.

Section 8.5 Filings; Other Action. Subject to the terms and conditions herein provided the Company and Parent shall (a) promptly, but in no event later than ten (10) Business Days after the date hereof, make all filings and submissions required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (b) use reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (ii) promptly making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby, including the Merger, as soon as practicable, including using best efforts to take all such further action as may be necessary (A) to resolve such objections, if any, as any Governmental Entity may assert under any Applicable Law with respect to the transactions contemplated hereby, including the Merger, and (B) to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, including the Merger and, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date; provided, that Parent shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets, except as would have an immaterial impact on Parent and its Affiliates taken as a whole, or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity respecting the transactions contemplated by this Agreement. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 8.6 Public Announcements; Public Disclosures; Privacy Laws. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the consent of the other party (not to be unreasonably delayed, conditioned or withheld).

Section 8.7 Employee Matters.

(a) Until the twelve (12)-month anniversary of the Effective Time (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7(a), Parent shall provide, or shall cause the Surviving

Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and the Company Subsidiaries who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) at least the same level of base salary and wages and (ii) employee benefits that are comparable in the aggregate to those currently provided by the Company or the applicable Company Subsidiary to such employees pursuant to the Company Benefit Plans set forth on Section 5.15(a) of the Company Disclosure Letter (excluding any equity or equity-based plans and severance, retention or change of control plans or agreements). Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance and any similar benefits to Company Employees which are comparable in the aggregate to the severance and similar benefits currently provided under the Company Benefit Plans for the Benefit Continuation Period, including by recognizing all service currently recognized for such purposes under the applicable Company Benefit Plan.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (but not for purposes of benefit accrual under any defined benefit pension plan) under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the employees (including officers) of the Company and the Company Subsidiaries shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions and requirements were not applicable under the Old Plan and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms the employment, severance and termination plans and agreements (including change in control provisions) with employees or independent contractors of the Company and the Company Subsidiaries set forth in Section 8.7 of the Company Disclosure Letter.

(d) Nothing in this Section 8.7 or any other provision of this Agreement shall be construed to modify, amend or establish any employee benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs or arrangements. This Section 8.7 is not intended to, and shall not be construed to, confer upon any person other than the parties to this Agreement any rights or remedies hereunder.

Section 8.8 Company Indemnification Provisions.

(a) Parent shall or shall cause the Surviving Corporation to maintain the Company’s existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) under (i) Applicable Law, (ii) the Company’s Constituent Documents in effect on the date hereof (to the extent consistent with Applicable Law) and (iii) indemnification agreements of the Company or any Company Subsidiary in effect on the date hereof (to the extent consistent with Applicable Law) for a period of not less than six (6) years after the Effective Time, and Parent shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

(b) Immediately prior to the Effective Time, Parent shall or shall cause the Surviving Corporation to purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies for claims currently covered by the Company’s existing directors’ and officers’ liability insurance policies arising in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof) in amount and scope at least as favorable, in the aggregate, as the Company’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ liability insurance policies (which amount is disclosed in Section 8.8(b) of the Company Disclosure Letter); provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.

(c) If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 8.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby.

Section 8.10 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Merger Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Company Board and addressed to the Company Board and the board of directors of Parent and, if requested by them, the lenders providing any financing to Parent, Merger Sub or the Surviving Corporation indicating that, immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including any financing contemplated by Parent and the payment of the aggregate Merger Consideration and all related fees and expenses, the Company will be Solvent. Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available to such appraisal firm their respective officers, employees and advisors upon reasonable notice and (b) provide or make available such information concerning the business, properties, assets and liabilities of the Company, in each case as may be reasonably requested by such appraisal firm in connection with the delivering of such letter.

Section 8.11 Financing. The Company shall and shall cause its subsidiaries, directors, officers, employees and Representatives (including its outside legal advisors and independent accountants) provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with any financing contemplated by Parent (including the Financing or any alternative financing), including (i) participation in meetings, (ii) assisting with the preparation of materials required in connection with any such financing, (iii) executing and delivering definitive financing documentation (including pledge and security documents); provided that no obligation of the Company or any of its subsidiaries under any such document, agreement or pledge shall be effective until the Effective Time; (iv) furnishing Parent and its financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company as may be reasonably requested by Parent; and (v) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of any such financing; provided that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall have any liability or obligation under any loan agreement or any related document or any other agreement or document related to any financing unless and until the Closing has occurred.

Section 8.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 8.14 Additional Matters. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent, Merger Sub and the Surviving Corporation shall take all such necessary action.

Section 8.15 Debt Offer. At such time as requested by Parent, the Company shall (i) commence a cash tender offer (the “Debt Offer”) to purchase any and all of the 8 3/8% Senior Notes of the Company due 2012 (the “Senior Notes”) and (ii) solicit the consent of the holders of the Senior Notes regarding certain amendments (the “Indenture Amendments”) to the covenants contained in the Indenture, dated as of March 8, 2004, by and between the Company and the Bank of New York, as trustee. Such offer to purchase and consent solicitation shall be made in accordance with the written terms and conditions provided, from time to time, by Parent to the Company and Applicable Law; provided that in any event, the parties agree that the terms and conditions of the Debt Offer and Indenture Amendments shall provide that the closing and effectiveness, respectively, thereof shall be contingent upon the Closing of the Merger. The Company shall not, without Parent’s and Merger Sub’s prior consent, waive any condition to the Debt Offer described in the written terms and conditions provided by Parent to the Company from time to time. In the event that this Agreement is terminated pursuant to Section 10.1(a), 10.1(b) (other than as a result of a breach of this Agreement by the Company), Section 10.1(e) or Section 10.1(f), Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company that are directly related to the Debt Offer (including, any reasonable and customary fees and expenses paid by the

Company to any dealer manager, information agent, depository or other agent retained in connection with the Debt Offer) (the “Debt Tender Fees”); provided, however, (A) the Company shall be required to return to Parent any Debt Tender Fees previously paid by Parent to the Company if the Company subsequently uses the materials prepared for the Debt Offer and (B) in the event that Parent has reimbursed the Company for the Debt Tender Fees and the Company subsequently becomes obligated to pay Parent the Company Termination Fee or to reimburse Parent for its Expenses, the Company shall also be required to return to Parent any Debt Tender Fees previously paid by Parent to the Company and such return of the Debt Tender Fees shall not be deemed to be Parent Expenses for the purposes of Section 10.3. The Company shall not enter into any arrangements in connection with the Debt Offer (including any engagement or similar agreements with any dealer manager, information agent, depository or other agent) without the prior written consent of Parent.

Section 8.16 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

Section 8.17 Stockholder Litigation. The Company shall give Parent reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company shall not settle any such stockholder litigation without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated;

(b) No statute, rule, regulation, executive order, decree, ruling, restraining order or preliminary or permanent injunction of any Governmental Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

(c) The Company Stockholder Approval shall have been obtained.

Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Each of Parent and Merger Sub shall have performed in all material respects their respective obligations under this Agreement required to be performed at or prior to the Effective Time;

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Parent Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

(c) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 9.2(a) and (b); and

(d) The Company Board shall have received the solvency opinion referred to in Section 8.10.

Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in Section 5.4 shall be true and correct in all respects when made and as of the Effective Time as if made at such time, (ii) the representations and warranties of the Company contained in Section 5.3 (except for deviations of not more than 0.3% of the number of the outstanding Common Shares disclosed in Section 5.3) shall be true and correct when made and as of the Effective Time as if made at such time, and (iii) the representations and warranties of the Company contained in this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; and

(c) Parent and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the conditions set forth in Section 9.3(a) and (b).

Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six (6) months (the “Outside Date”) after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided, that the Outside Date may be extended for a period not to exceed forty-five (45) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 9.1(a) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

(c) By Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board shall have recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Alternative Transaction Proposal or acquisition agreement related thereto, (iii) the Company Board shall have failed to reaffirm the Recommendation within three (3) Business Days following receipt from Parent of a written request for such a reaffirmation or (iv) the Company, any Company Subsidiary or the Company Board knowingly and willfully breaches any of its obligations under Section 8.4;

(d) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Stockholder Vote at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) By Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(f) By the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.2 and (B) is incapable of being cured prior to the Closing Date by Parent or Merger Sub, as the case may be, or is not cured within sixty (60) days of written notice of such breach or inaccuracy;

(g) By Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.3 and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within sixty (60) days of written notice of such breach or inaccuracy; and

(h) By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has effected an Adverse Recommendation Change in accordance with Section 8.4(b) as the result of the Company’s receipt of an Alternative Transaction Proposal that the Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and the Company’s outside legal advisor) constitutes or is reasonably expected to lead to a Superior Proposal and (ii) simultaneously with such termination, the Company pays to Parent the Company Termination Fee pursuant to the terms of Section 10.3(a).

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in the last sentence of Section 8.1, all of the provisions of Section 5.14, Section 6.5, this Section 10.2, Section 10.3, Article I and Article XI and there shall be no liability on the part of any party hereto; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

Section 10.3 Fees and Expenses.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(c) or by the Company pursuant to Section 10.1(h), then the Company shall pay Parent a fee equal to $5,000,000 (the

“Company Termination Fee”) (i) in the case of a termination pursuant to Section 10.1(c) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same day funds and (ii) in the case of a termination pursuant to Section 10.1(h), simultaneously with such termination by wire transfer of same day funds; provided that the provisions of this Section 10.3(a) shall be subject to Section 10.3(e).

(b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b), Section 10.1(d) or by Parent pursuant to Section 10.1(g), and (A) if at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 10.1(b) or Section 10.1(g)) or prior to the taking of a vote to adopt this Agreement at the Company Stockholders’ Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 10.1(d)), an Alternative Transaction Proposal shall have been made or communicated to the Company or shall have been publicly announced or publicly made known to the stockholders of the Company and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Alternative Transaction Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Alternative Transaction Proposal, by wire transfer of same day funds; provided that the provisions of this Section 10.3(c) shall be subject to Section 10.3(e).

(c) In the event that the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (unless the failure to satisfy any such conditions is due to the failure by Parent or Merger Sub to satisfy their respective obligations set forth therein) and, in the event that this Agreement is terminated by the Company pursuant to Section 10.1(f) as a result of the breach by Parent of its obligation under Sections 2.2 and 2.3 to consummate the Merger, Parent shall pay a fee equal to $5,000,000 (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds; provided that the provisions of this Section 10.3(c) shall be subject to Section 10.3(e).

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit which results in a judgment against such other party for such fee, then the Company or Parent, as the case may be, shall pay to the other party such other party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Each party acknowledges that in the event it receives the Parent Termination Fee (in the case of the Company) or the Company Termination Fee (in the case of Parent), as the case may be, such Parent Termination Fee or Company Termination Fee, as the case may be, (plus any additional amounts pursuant to the second sentence of this Section 10.3(c) or payable pursuant to Section 10.3(e)) shall constitute such party’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement regardless of the circumstances giving rise to such breach or termination and such party shall have no further rights, directly or indirectly, against any other party hereto or any of their respective Affiliates, stockholders, partners, members, directors, officers and agents or against any party to the Financing Commitment, whether at law or equity, in contract, in tort or otherwise.

(e) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that in the event this Agreement is terminated (i) pursuant to Section 10.1(d) or Section 10.1(g) in addition to any payments it may be required to make to Parent in respect of such termination, promptly following such termination the Company, shall reimburse Parent for all of Parent’s Expenses in an amount not to exceed $4,000,000; provided, however, if a Company Termination Fee is subsequently payable to Parent, the Company Termination Fee shall equal the lesser of (A) $5,000,000 and (B) $6,500,000 minus the amount of Parent Expenses previously reimbursed to the Company pursuant to this Section 10.3(e), (ii) pursuant to Section 10.1(c) or Section 10.1(h), in addition to any payments it may be required to make to Parent in respect of such termination, the Company shall promptly reimburse Parent for all of Parent’s Expenses in an amount not to exceed $1,500,000 and (iii) pursuant to Section 10.1(b) and Parent subsequently becomes entitled to receive the Company Termination Fee, in addition to any payments it may be required to make to Parent in respect of such termination, promptly following the time that Parent becomes entitles to receive the Company Termination Fee the Company shall reimburse Parent for all of Parent’s Expenses in an amount not to exceed $1,500,000. As used in this Agreement, “Expenses” includes all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) actually incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby (but shall not include the Debt Tender Expenses).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time except as set forth in Section 10.3. This Section 11.1 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time.

Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub, to:

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

Attention: Gary Talarico and Deryl Couch

Facsimile: (561) 394-0540

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Facsimile: (212) 309-6001

Attn: Steven A. Navarro, Esq.

(b) If to the Company, to:

Friendly Ice Cream Corporation

1855 Boston Road

Wilbraham, Massachusetts 01095

Facsimile: (413) 543-3282

Attention: Gregory Pastore, General Counsel

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attn: Michael J. Aiello, Esq.

Section 11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Disclosure Letters and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may, with the prior written consent of the Company (not to be unreasonably withheld), assign all of its rights and obligations hereunder to any wholly owned Subsidiary of Parent, which Subsidiary shall thereupon be substituted for Merger Sub for all purposes hereof.

Section 11.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the County and State of New York or the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Massachusetts Commonwealth or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Expenses. Subject to Section 10.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

Section 11.7 Amendment. This Agreement may not be amended except prior to the Effective Time by an instrument in writing signed on behalf of each of the parties in accordance with Applicable Law.

Section 11.8 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company on the other may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of Parent, or Parent or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile or otherwise) by all of the other parties.

Section 11.10 Severability; Validity; No Third-Party Beneficiaries. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

FREEZE OPERATIONS HOLDING CORP.

By: /s/    Gary Talarico

Name: Gary Talarico

Title:   Vice President

FREEZE OPERATIONS, INC.

By: /s/    Gary Talarico

Name: Gary Talarico

Title:   President

FRIENDLY ICE CREAM CORPORATION

By: /s/    Paul V. Hoagland

Name: Paul V. Hoagland

Title:   Executive Vice President and

            Chief Financial Officer

Annex B

[Goldman, Sachs & Co. Letterhead]

PERSONAL AND CONFIDENTIAL

June 17, 2007

Board of Directors

Friendly Ice Cream Corporation

1855 Boston Road

Wilbraham, MA 01095

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Friendly Ice Cream Corporation (the “Company”) of the $15.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 17, 2007 (the “Agreement”), by and among the Company, Freeze Operations Holding Corporation (“Parent”), an affiliate of Sun Capital Partners Inc. (“Sun”), and Freeze Operations, Inc., a wholly owned subsidiary of Parent.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided and are currently providing certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as lead manager with respect to the high yield offering by the Company of its 8.375% Senior Notes due 2012 (aggregate principal amount of $175,000,000) in March 2004. We also have provided and are currently providing certain investment banking and other financial services to Sun and its affiliates and portfolio companies from time to time, including having extended a bank loan to Mervyns, a portfolio company of Sun, in October 2004; and having acted as sole lead manager with respect to the high yield offering by Exopack LLC, a portfolio company of Sun, of its 11.25% Senior Notes due 2014 (aggregate principal amount of $220,000,000) in January 2006. We may also provide investment banking and other financial services to the Company and its affiliates and Sun and its affiliates and portfolio companies in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and Sun and its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of Sun for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior

B-1

management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the restaurant industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the transaction on the solvency or viability of the Company or Sun or the ability of the Company or Sun to pay its obligations when they come due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $15.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
Goldman, Sachs & Co.

B-2

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Friendly Ice Cream Corporation

Notice of 2007 Special Meeting of Shareholders

Friendly Ice Cream Corporation

Proxy Solicited by Board of Directors for Special Meeting—August 29, 2007

By signing on the reverse, you acknowledge that you have received notice of the Special Meeting of Shareholders and Friendly’s proxy statement for the Special Meeting, you revoke all prior proxies, and you appoint George M. Condos, Paul V. Hoagland and Gregory A. Pastore, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Special Meeting of Shareholders of Friendly Ice Cream Corporation to be held on Wednesday, August 29, 2007 at 10:00 a.m. in the Friendly Ice Cream Corporation Conference Center, 1855 Boston Road, Wilbraham, Massachusetts 01095 and any adjournments or postponements of the Special Meeting, and (2) vote all shares of Friendly’s common stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Friendly’s, with all the powers you would possess if you were personally present. Neither of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Special Meeting or any adjournments or postponements of the meeting. The proxy holders will vote your shares as you direct on the reverse. If you leave any matter on this proxy card blank, the proxy holders will vote your shares “FOR” each of the proposals. Your attendance at the Special Meeting or at any adjournment or postponement of the Special Meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS ON THE REVERSE. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE PROPOSALS.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (Items to be voted appear on reverse side)

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Vote by Internet
• Log on to the Internet and go to www.proxypush.com/frn
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-866-754-3289 within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals

1.	To approve the Agreement and Plan of Merger, dated as of June 17, 2007, by and among Friendly Ice Cream Corporation, Freeze Operations Holdings Corp., and Freeze Operations, Inc. a wholly-owned subsidiary of Freeze Operations Holdings Corp., as it may be amended from time to time.

For	Against	Abstain
☐	☐	☐

2.	To adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

For	Against	Abstain
☐	☐	☐

B	Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.	Meeting Attendence Mark the box to the right if you plan to attend the Special Meeting	☐

C	Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below.

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)— Please print date below	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box
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